EXHIBIT 10.1

NETWORK DRIVE AT NORTHWEST PARK

OFFICE LEASE

NETVIEW 5 AND 6 LLC

AS LANDLORD

AND

AVID TECHNOLOGY, INC.

AS TENANT

FOR PREMISES AT

65 NETWORK DRIVE

BURLINGTON, MA

TABLE OF CONTENTS

TABLE OF CONTENTS		2

ARTICLE 1 REFERENCE DATA		4

1.1	SUBJECT REFERRED TO	4
1.2	EXHIBITS	6

ARTICLE 2 PREMISES AND TERM		7

2.1	PREMISES	7
2.2	TERM	7
2.2.1	Condition Precedent	8
2.3	EXTENSION OPTION	8
2.4	CONTRACTION OPTION	9
2.5	RIGHT OF FIRST OFFER	10

ARTICLE 3 IMPROVEMENTS		11

3.1	BASE BUILDING WORK; TENANT IMPROVEMENT WORK. A	11
3.2	LATE DELIVERY	11
3.3	PLANS AND SPECIFICATIONS	12
3.4	COST OF TIW; TENANT’S SHARE	13
3.5	TENANT’S UPGRADE WORK	13
3.6	COOLING PLANT	13
3.7	WORK CHANGE ORDERS	14
3.8	ACCEPTANCE OF THE PREMISES	14
3.9	PRE-COMMENCEMENT ENTRY	14
3.10	CONNECTOR BRIDGE	14
3.11	CONNECTOR ROAD	15

ARTICLE 4 RENT		15

4.1	THE FIXED RENT	15
4.2	ADDITIONAL RENT	15
4.2.1	Real Estate Taxes	16
4.2.2	Personal Property Taxes	16
4.2.3	Operating Costs	17
4.2.4	Insurance	19
4.2.5	Utilities	20
4.3	LATE PAYMENT OF RENT	21
4.4	LETTER OF CREDIT	21
4.4.1	Amount of Letter of Credit	21
4.4.2	Renewal of Letter of Credit	21
4.4.3	Draws to Cure Defaults	21
4.4.4	Draws to Pay Damages	21
4.4.5	Issuing Bank	21
4.4.6	Draws for Failure to Deliver Substitute Letter of Credit	21
4.4.7	Transferability	21
4.4.8	Return of Letter of Credit at End of Term	21
4.4.9	Reduction in Letter of Credit Amount	22

ARTICLE 5 LANDLORD’S COVENANTS		22

5.1	AFFIRMATIVE COVENANTS	22
5.1.1	Heat and Air-Conditioning	22
5.1.2	Electricity	22
5.1.3	Cleaning; Water	23
5.1.4	Elevator; Fire Alarm	23
5.1.5	Repairs	23
5.2	INTERRUPTION	23
5.3	OUTSIDE SERVICES	23
5.4	ACCESS	23
5.5	BUILDING AMENITIES	24
5.6	ENVIRONMENTAL	24
5.7	INSURANCE	24
5.8	REPRESENTATIONS	24
5.9	INDEMNIFICATION	24

ARTICLE 6 TENANT’S ADDITIONAL COVENANTS		24

6.1	AFFIRMATIVE COVENANTS	24
6.1.1	Perform Obligations	24
6.1.2	Use	24
6.1.3	Repair and Maintenance	25
6.1.4	Compliance with Law	25
6.1.5	Indemnification	25
6.1.6	Landlord’s Right to Enter	26

6.1.7	Personal Property at Tenant’s Risk	26
6.1.8	Payment of Landlord’s Cost of Enforcement	26
6.1.9	Yield Up	26
6.1.10	Rules and Regulations	27
6.1.11	Estoppel Certificate	27
6.1.12	Landlord’s Expenses Re Consents	27
6.1.13	Representation	27
6.2	NEGATIVE COVENANTS	27
6.2.1	Assignment and Subletting	27
6.2.2	Nuisance	29
6.2.3	Hazardous Wastes and Materials	29
6.2.4	Floor Load; Heavy Equipment	29
6.2.5	Installation, Alterations or Additions	29
6.2.6	Abandonment	30
6.2.7	Signs	30
6.2.8	Parking and Storage	30

ARTICLE 7 CASUALTY OR TAKING		30

7.1	TERMINATION	30
7.2	RESTORATION	31
7.3	AWARD	31

ARTICLE 8 DEFAULTS		31

8.1	EVENTS OF DEFAULT	31
8.2	REMEDIES	31
8.3	REMEDIES CUMULATIVE	32
8.4	LANDLORD’S RIGHT TO CURE DEFAULTS	32
8.5	EFFECT OF WAIVERS OF DEFAULT	32
8.6	NO WAIVER, ETC.	32
8.7	NO ACCORD AND SATISFACTION	32

ARTICLE 9 RIGHTS OF MORTGAGE HOLDERS		32

9.1	RIGHTS OF MORTGAGE HOLDERS	32
9.2	LEASE SUPERIOR OR SUBORDINATE TO MORTGAGES	33

ARTICLE 10 MISCELLANEOUS PROVISIONS		33

10.1	NOTICES FROM ONE PARTY TO THE OTHER	33
10.2	QUIET ENJOYMENT	33
10.3	LEASE NOT TO BE RECORDED	33
10.4	LIMITATION OF LANDLORD’S LIABILITY	33
10.5	FORCE MAJEURE	34
10.6	LANDLORD’S DEFAULT	34
10.7	BROKERAGE	34
10.8	APPLICABLE LAW AND CONSTRUCTION; MERGER; JURY TRIAL	34

L E A S E

ARTICLE 1

Reference Data

1.1                                 Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	November 20, 2009

Building:

The four-story building in Burlington Massachusetts, located on the parcel of land identified as Lot 6 as shown on the “Definitive Subdivision Plan, Sun Microsystems” prepared by Vanasse Hangen Brustlin, Inc., recorded with Middlesex County (South District) Registry of Deeds as Plan 672 of 2007, and known as 65 Network Drive (the Building and such parcel of land hereinafter being collectively referred to as the “Property”). The Property is located within the office park located off Network Drive in Burlington, Massachusetts, known Network Drive at Northwest Park (the “Park”). The Park is shown on the site plan attached hereto as Exhibit A-1.

Initial Premises:

A Portion of Wing B of the first floor, a portion on Wing A on the first floor and the entirety of the second floor of the Building, containing 68,953 rentable square feet, substantially as shown on Exhibit A attached hereto.

Additional Premises:	The balance of Wing B of the first floor, containing 4,000 rentable square feet.

Premises:	The Initial Premises and the Additional Premises.

Rentable Floor
Area of Premises:	72,953 rentable square feet.

Landlord:	NetView 5 and 6 LLC

Original Notice
Address of Landlord:	c/o Nordblom Management Company, Inc.
15 Third Avenue
Burlington, Massachusetts 01803

Tenant:	Avid Technology, Inc., a Delaware corporation

Original Notice
Address of Tenant:	Prior to Tenant’s occupancy:

One Park West
Tewksbury, MA 01876
Attn: Director of Real Estate

On and after Tenant’s occupancy:

75 Network Drive
Burlington, MA 01803
Attn: Director of Real Estate

Expiration Date:	The last day of the tenth (10th) Lease Year (defined in Section 2.2)

Commencement Date:	The later of (a) the date on which Landlord’s Work in the Building, the 75 Premises and the 10 North Premises is Substantially Completed (defined in Section 2.2) and (b) June 1, 2010.

Original Term:	Ten Lease Years.

Target Commencement Date:	June 1, 2010.Design Development
Permitting/Pricing Plans Date:	November 13, 2009.

Final Plans Date:	December 11, 2009.

Initial Premises
Rent Commencement
Date:	The date that is 240 days from, and including, the Commencement Date, subject to Sections 3.2 and 4.1.

Additional Premises
Rent Commencement Date:	The date that is 365 days from, and including, the Commencement Date, subject to Sections 3.2 and 4.1.
Annual Fixed Rent Rate:	Commencement Date until
	day prior to Initial Premises
	Rent Commencement Date:	$0.00

	Initial Premises Rent
	Commencement Date until
	day prior to Additional Premises
	Rent Commencement Date:	$1,792,778.04
		[i.e., $26.00 psf times 68,953]

	Additional Premises Rent Commencement
	Date until end of the 2nd Lease Year:	$1,896,777.96
		[i.e., $26.00 psf times 72,953]

	3rd and 4th Lease Years:	$2,006,207.52
	5th and 6th Lease Years:	$2,261,543.04
	7th Lease Year:	$2,316,257.76
	8th Lease Year:	$2,334,495.96
	9th and 10th Lease Years:	$2,370,972.50

Monthly Fixed Rent Rate:	Commencement Date until
	day prior to Initial Premises
	Rent Commencement Date:	$0.00

	Initial Premises Rent
	Commencement Date until
	day prior to Additional Premises
	Rent Commencement Date:	$149,398.17
		[i.e., $26.00 psf times 68.953]

	Additional Premises Rent Commencement Date -
	end of the 2nd Lease Year:	$158,064.83
		[i.e., $26.00 psf times 72,953]

	3rd and 4th Lease Years:	$167,183.96
	5th and 6th Lease Years:	$188,461.92
	7th Lease Year:	$193,021.48
	8th Lease Year:	$194,541.33
	9th and 10th Lease Years:	$197,581.04

Letter of Credit Amount:	$1,022,862.00 (i.e., 6 times the average monthly rent over 10 years), subject to reduction pursuant to Section 4.4.9.

TI Allowance:	$2,438,590.00 (i.e $2,188,590.00 plus $250,000.00 for upgrade work pursuant to Section 3.5)

Construction Escrow Agreement:	That certain Construction Escrow Agreement dated as of the date hereof by and among Landlord, Tenant and Lawyers Title Insurance Corporation.

Tenant’s Percentage:	The ratio of the Rentable Floor Area of the Premises to the total rentable area of the Building (178,608 square feet), which shall initially be deemed to be 40.85%.

Base Taxes:	Taxes for 2011 fiscal tax year (i.e., July 1, 2010 — June 30, 2011)

Base Operating Costs:	Operating Costs for calendar year 2010.

Permitted Uses:	General business offices, and technology software and hardware research and development.

Public Liability Insurance Limits:

Commercial General Liability:

$3,000,000 per occurrence
$5,000,000 general aggregate

Brokers:	Jones Lang LaSalle
FHO Partners, LLC

Building 75 Premises:	The entire building located at 75 Network Drive, Burlington, MA owned by Landlord’s affiliate, NetView 1,2,3,4 & 9 LLC.

Building 75 Lease:	That certain lease between NetView 1,2,3,4 &9 LLC (the “Building 75 Landlord”), and Tenant for the Building 75 Premises, executed concurrently herewith.

10 North Avenue Premises:	The entire building located at 10 North Avenue, Northwest Park, Burlington, MA owned by Landlord’s affiliate, N.W. Building 28 Trust.

10 North Lease:	That certain lease between N.W. Building 28 Trust (the “10 North Ave Landlord”) and Tenant for the 10 North Avenue Premises, executed concurrently herewith.

Avid Spaces:	The Premises, the Building 75 Premises and the 10 North Avenue Premises, collectively.

1.2                                 Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A	Plan showing the Premises.

EXHIBIT A-1	Plan showing the Park

EXHIBIT B	Commencement Date Notification

EXHIBIT C	List of Schematic Design Plans

EXHIBIT D	Work Change Order Form

EXHIBIT E	Rules and Regulations

EXHIBIT F	Form Tenant Estoppel Certificate

EXHIBIT G	Form of Notice of Lease

EXHIBIT H	Form Letter of Credit

EXHIBIT I	e-Dialog’s expansion rights and Unleased Space

EXHIBIT J	Inventory Of Existing Equipment and Materials

EXHIBIT K	Cleaning Specifications

EXHIBIT L	Design Plan for Connector Road

EXHIBIT M	Form of Subordination, Nondisturbance and Attornment Agreement

ARTICLE 2

Premises and Term

2.1                                 Premises.  Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, and of any agreements, cross easements and restrictions, as the same may be amended from time to time, applicable to the Park, all of which Tenant and Landlord shall observe and perform insofar as the same are applicable to the Property.  Excluded from the Premises are roof, exterior faces of exterior walls, the common stairways, stairwells, elevators and elevator shafts, and pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures), and if Tenant’s space includes less than entire rentable area of any floor, excluding the central core area of such floor.  Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice:  (a)  the common lobbies, hallways, stairways, stairwells, and elevators of the Building, (b)  common walkways, roadways, and driveways necessary for access to the Building and the Property, (c)  the common parking areas serving the Building, and (d)  if the Premises include less than the entire rentable area of any floor, the common loading dock, the common toilets and other common facilities in the central core area of such floor; (e) all so-called common areas and amenities of the Park serving the Property for the benefit of tenants for access, egress and the like, including the common on-site cafeteria, and including exclusive use of two (2) one (1) inch innnerducts of conduit currently available in the existing campus wide underground communications conduit network owned and controlled by Landlord to run Tenant’s fiber cable at Tenant’s sole cost and expense;  it being understood that in order to utilize the empty four (4) inch conduit between TMH-11 and the RCN vault tenant will be required to install innerduct in said conduit. Landlord makes no representations regarding future availability of conduit space for Tenant’s use but agrees to cooperate with Tenant for Tenant’s future needs.  The areas and facilities described in clauses (a) through (d) above are referred to as “Building Common Areas.”  The areas, facilities and amenities of the Park described to in clause (e) are referred to as “Campus Common Areas.”  The term “Premises” as used in this Lease means the Initial Premises and the Additional Premises, collectively, unless expressly stated otherwise.

Tenant shall have the right to use the loading docks serving the Building, depicted on Exhibit A.  Tenant understands that a portion of the Premises on the first floor contains an area that runs from the central core area to the loading dock at the rear of the Wing B Premises.  Tenant agrees to permit other Building tenants to utilize and have access, from time to time, to the loading dock via such areas of the Wing B Premises necessary for the same, upon reasonable prior notice from Landlord (which may be oral), and subject to other reasonable rules and regulations established by Tenant from time to time, which have been approved by Landlord, acting reasonably.  Landlord shall have no liability to Tenant arising by virtue of the use of the Wing B Premises by other tenants and their agents to access the loading dock.  However, Landlord shall obtain from any third parties having access through the Wing B Premises and deliver to Tenant a waiver of all claims against Landlord and Tenant, in form reasonably acceptable to Landlord and Tenant, prior to such third parties being granted access.  Tenant acknowledges that the cleaning vendor for the Building will have access to the loading dock at the rear of Wing B to access the compactor during routine cleaning.

Tenant shall be permitted, on an unreserved first-come first-served basis, to use up to 3.6 spaces per 1000 rentable square feet of the Premises in the parking area serving the Building, or in a parking area reasonably proximate to the Building.  Landlord will not grant any other new tenant of the Building a greater parking ratio than granted to Tenant, or reserved or exclusive parking rights.  If Landlord does grant any other new tenant greater rights than those afforded Tenant under this paragraph, then Landlord shall also grant Tenant similar rights, on a pro rata basis.

Landlord reserves the right from time to time, without unreasonable interference with use of the Premises:  (a)  to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b)  to alter or relocate any other common facility, (c)  to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d)  in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.  In exercising such rights, Landlord shall use commercially reasonable efforts to avoid or minimize inconvenience to Tenant’s operations in the Premises.

2.2                                 Term.  TO HAVE AND TO HOLD for the Original Term, which shall begin on the Commencement Date,  and end on the Expiration Date, unless sooner terminated as hereinafter provided.  The term “Substantially Completed” as used herein shall mean that the work to be performed by Landlord pursuant to Exhibit C and the Final Plans has been completed with the exception of minor items which can be fully completed without material interference with Tenant and other items which because of the season or weather or the nature of the item are not practicable to do at the time, provided that none of said items is necessary to make the Premises tenantable for the Permitted Uses, the Premises are delivered broom clean and free of all occupants and personal property, and a Certificate of Occupancy (which may be a temporary Certificate of Occupancy, provided that Landlord uses diligence to obtain a permanent Certificate of Occupancy within a reasonable time) has been issued by the Town of Burlington and all other requirements of “Substantial Completion” set forth in Section 3.8 have been completed. However, if Landlord cannot obtain a temporary or permanent certificate of occupancy by the Target Commencement Date because of a Tenant Delay (defined in Section 3.1.B below), then the Commencement Date shall be deemed to have occurred and the Landlord’s Work deemed to be “Substantially Completed” on the date that such work would have been Substantially Completed but for such Tenant Delay (but Landlord shall not be relieved of the obligation to actually complete Landlord’s Work and obtain a permanent certificate of occupancy).  When the Commencement Date, the Expiration Date, the Rent Commencement Dates, the beginning and end of the 1st Lease Year have been determined, as well as the notice dates for exercising the Extension Option and the Contraction Option, such dates shall be evidenced by a document, in the form attached hereto as Exhibit B and executed by Landlord and Tenant.  If Landlord’s Work in the Premises is Substantially Completed prior to completion of the other Avid Spaces, and Tenant occupies the Premises for the conduct of its business nonetheless, then the Commencement Date for the Premises under this Lease will be deemed to have occurred as of the date of Tenant’s occupancy.  In that event, the first Lease Year under this Lease shall be extended by the number of days necessary to make the last day of such first Lease Year the same as the last day of the first lease year under the Building 75 Lease or the 10 North Lease, whichever lease has a first lease year expiring latest.

The term “Lease Year” as used herein shall mean a period of twelve (12) consecutive full calendar months.  The first Lease Year shall begin on the Commencement Date if the Commencement Date is the first day of a calendar month; if not, then the first Lease Year shall commence upon the first day of the calendar month immediately following the calendar month in which the Commencement Date occurs.  Each succeeding Lease Year shall commence upon the anniversary date of the first Lease Year.

2.2.1                        Condition Precedent.  Reference is made to the fact that Wing B of the Building 75 Premises is currently leased to and occupied by Sun Microsystems, Inc. (“Sun”) pursuant to a lease dated June 27, 2007 (the “Sun Lease”), between Landlord’s affiliate, the Building 75 Landlord and Sun for premises in certain buildings in the Park, including Wing B of Building 75.  Pursuant to the terms the Sun Lease, Sun has elected to contract its premises and surrender Wing B effective as of June 30, 2010.  Landlord, the Building 75 Landlord, the 10 North Ave Landlord and Tenant now desire that Sun accelerate the surrender date to January 31, 2010.  Therefore, it is an express condition precedent to this Lease, the Building 75 Lease and the 10 North Lease that Sun shall agree to an earlier termination and surrender of Wing B of Building 75 and execute a letter agreement to that effect (the “Sun Letter Agreement”). Landlord shall use diligent efforts to obtain the Sun Letter Agreement as soon as is reasonably practicable. If the Sun Letter Agreement is not executed by Landlord and Sun and a copy delivered to Tenant by the date that is ten (10) days after the full execution of this Lease, Tenant shall have the right to terminate this Lease, the Building 75 Lease and the 10 North Lease by giving Landlord written notice of termination any time after the expiration of such 10-day period, but prior to and until such time that Landlord delivers the executed Sun Letter Agreement.  If Tenant gives such notice, then this Lease, the Building 75 Lease and the 10 North Lease shall be terminated immediately as of the date of Tenant’s notice.  If Tenant has not elected to so terminate the leases, and Landlord, despite having used diligent efforts, has not obtained a fully executed Sun Letter Agreement by the date that is 30 days after full execution of this Lease, then Landlord shall have the right to terminate this Lease, the Building 75 Lease and the 10 North Lease by giving Tenant written notice of termination at any time after the expiration of such 30-day period, but prior to and until such time that Landlord delivers the executed Sun Letter Agreement, such termination to be effective immediately as of the date of the notice.  If this Lease and the Building 75 Lease and the 10 North Lease are terminated by either party, no documentation other than a party’s notice of termination shall be required to effectuate such termination, and neither party shall have any liability to the other on account of termination.

2.3                                 Extension Option. A.  Tenant shall have two options (each, an “Extension Option”) to extend the term of this Lease, each for an additional period of five (5) years.  The first such five—year period (the “First Extended Term”) shall begin immediately upon the expiration of the Original Term of this Lease, and the second such five-year period (the “Second Extended Term”) shall begin immediately upon the expiration of the First Extended Term, provided that each of the following conditions has been satisfied:

(i)

As of the date of an Extension Notice (defined below) and as of the commencement of the First Extended Term and, if applicable, the Second Extended Term, Tenant has not been in default of its monetary obligations beyond the expiration of any applicable cure periods under this Lease more than two times during the Term, including any Extended Term;

(ii)	Tenant simultaneously exercises an extension option under the Building 75 Lease; and

(iii)

Tenant has not subleased 20% or more of the sum total of (a) the rentable square footage of the Premises plus (b) the rentable square footage of the premises under the Building 75 Lease, both at the time of the Extension Notice and as of the commencement of the First Extended Term and, if applicable, the Second Extended Term.

B.                                     All of the terms, covenants and provisions of this Lease shall apply to each Extended Term except that the Annual Fixed Rent Rate for each such Extended Term shall be the then- fair market rental rate for premises of comparable size and quality to the Premises, in comparable buildings in the competitive market area as of the commencement of the applicable Extended Term (the “Fair Market Rate”), excluding the annual charge-off for the Connector Bridge pursuant to Section 3.8 below, but in no event less than the average Annual Fixed Rent Rate in effect during the term immediately preceding the Extended Term in question.  For the avoidance of doubt, the Annual Fixed Rent Rate during the First Extended Term shall be no less than $28.04 per rentable square foot of Premises (i.e., the average rental rate per rentable square foot of Premises during the Original Term), and during the Second Extended Term, the Annual Fixed Rent Rate shall be no less than the average Annual Fixed Rent Rate in effect during the First Extended Term.  In addition, it is expressly understood and agreed that the annual charge-off for the amortized cost of the Connector Bridge pursuant to Section 3.8 below is payable in addition to and apart from the Fixed Rent during the Term and shall not be included in the determination of the Fair Market Rent during any Extended Term.  At the time of commencement of an Extended Term, Tenant’s Base Operating Costs shall be revised to be Operating Costs for first full calendar year of the Extended Term, grossed up if necessary to reflect full occupancy, and Base Taxes shall be revised to be Taxes for the first fiscal year which begins during the first Lease Year of the Extended Term, grossed up if necessary to reflect full assessment.  If Tenant shall elect to exercise an Extension Option, it shall do so by giving Landlord written notice (the “Extension Notice”) of its election not later than fifteen (15) months prior to the expiration of the Original Term of this Lease, or fifteen (15) months prior to the expiration of the First Extended Term, as the case may be.  If Tenant gives such notice and satisfies the conditions specified above, the extension of this Lease shall be automatically effected without the execution of any additional documents, but the parties subsequently shall enter into a lease amendment as contemplated under Section 2.3.F below.  The Original Term and each Extended Term are hereinafter collectively sometimes called the “Term” or the “term”.

C.                                     Not later than fourteen (14) months prior to the expiration of the Original Term or the First Extended Term, as applicable, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rate for the applicable Extended Term.  Within fifteen (15) days after Landlord gives Tenant Landlord’s proposal for Fair Market Rate, Tenant shall notify Landlord whether Tenant accepts or disputes such rate.  If Tenant disagrees with Landlord’s designation, Landlord and Tenant shall commence negotiations to agree upon the Fair Market Rate.  If Landlord and Tenant are unable to reach agreement on the Fair Market Rate within thirty (30) days after the date on which Landlord first gave Tenant Landlord’s proposal for the Fair Market Rate, then the Fair Market Rate shall be determined as provided below.

D.                                    If Landlord and Tenant are unable to agree on the Fair Market Rate by the end of said thirty (30)-day period, then within five (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Fair Market Rate, including anticipated steps in rent, if any.  If the higher of such estimates is not more than one hundred five percent (105%) of the other estimate, then the Fair Market Rate shall be the average of the two estimates. If the matter is not resolved by the exchange of estimates, then Fair Market Rate shall be determined by an independent arbitrator as set forth below.

E.                                      Within seven (7) days after the exchange of estimates, the parties shall select, as an arbitrator, a mutually acceptable commercial real estate broker or appraiser licensed in the Commonwealth of Massachusetts specializing in the field of commercial office leasing in the suburban Boston area, having no less than ten (10) years’ experience (an “Approved Arbitrator”).  If the parties cannot agree on such person, then within a second period of seven (7) days, each shall select one Approved Arbitrator and the two appointed Arbitrators shall, within five (5) days, select a third Approved Arbitrator who shall be the final decision-maker (the “Final Arbitrator”).  If one party shall fail to timely make such appointment, then the person chosen by the other party shall be the sole arbitrator. Once the Final Arbitrator has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fourteen (14) days after his or her appointment, the arbitrator shall determine the Fair Market Rate by selecting either the Landlord’s estimate of Fair Market Rate or the Tenant’s estimate of Fair Market Rate.  Such arbitrator must choose the proposed Fair Market Rate that he/she determines is closest to the actual market rental rate for the Premises, taking into account that the Annual Fixed Rent Rate must in no event be less than the average Annual Fixed Rent Rate in effect during the immediately preceding term, as specifically set forth in Section 2.3 (B). There shall be no discovery or similar proceedings. The arbitrator’s decision as to which estimate shall be the Fair Market Rate for the Extended Term shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them and shall be the Annual Fixed Rent Rate for the Extended Term.  The costs of the Final Arbitrator will be equally divided between Landlord and Tenant.  Any fees of any counsel engaged by Landlord or Tenant, however, shall be borne by the party that retained such counsel.

F.                                      Once the Fair Market Rate has been determined, the parties shall promptly execute an amendment to this Lease setting forth the Fixed Rent for the Premises during the applicable Extended Term.  For any part of the Extended Term during which the Fixed Rent Rate is in dispute, or has not yet been finally determined, Tenant shall make payments to Landlord on account of Fixed Rent at the rate per square foot of Rentable Floor Area of the Premises last paid under this Lease.  The parties shall adjust for any overpayments or underpayments upon final determination of such rent.

2.4                                 Contraction Option.Tenant shall have the option (the “Contraction Option”) to contract the Premises by surrendering in its entirety Wing A of the 2nd floor of the Building or the portion of Wing A of the 1st floor of the Building that is then leased to Tenant (the “Contraction Space”), effective as of the last day of the 7th Lease Year (the “Effective Contraction Date”).  If Tenant elects to exercise its Contraction Option, Tenant shall do so by giving Landlord written notice (the “Contraction Notice”) no later than the last day of the 6th Lease Year.  If Tenant properly and timely gives the Contraction Notice, then as of the Effective Contraction Date, Tenant shall, at its expense, separately demise the Contraction Space from the remainder of the Premises, including separately metering as necessary, and Tenant shall vacate and yield up the Contraction Space in accordance with the terms and requirements of Section 6.1.9 of this Lease, with its failure to do so being treated as a holdover under Section 6.1.9.  From and after the Effective Contraction Date, the Contraction Space shall no longer be included in the Premises and shall be deemed deleted from this Lease.

2.5                                 Right of First Offer.  A.  During the Term of this Lease, Tenant shall have an ongoing right of first offer to lease the ROFO Space (hereinafter defined) as it becomes available for lease after the Date of this Lease, subject to the terms and conditions contained below.

B.                                     “ROFO Space” shall mean all tenant space in the Building.  Tenant’s rights shall be subject to all rights of E-Dialog to lease such space, as identified in Exhibit I attached hereto, whether by expansion, extension, rights of first offer, or otherwise, but shall be superior to all other tenant’s rights (without limiting the foregoing, Landlord acknowledges that Tenant’s superior rights hereunder apply with respect to space for which a lease is expiring, whether or not Landlord and such tenant desire to extend that tenant’s lease of such space).  With respect to space that is vacant and not subject to a lease as of the Date of this Lease, as shown on Exhibit I attached hereto. Tenant’s rights under this Section 2.5 shall arise only after the expiration of any lease for such space entered into after the Date of this Lease.

C.                                     If any ROFO Space becomes available to lease during the Term of this Lease and Landlord desires to market such ROFO Space, then prior to marketing such space, Landlord shall first notify Tenant in writing of the opportunity to lease such ROFO Space, on the condition that (i) Tenant has not subleased as of the date of Landlord’s notification more than 10% of the Premises and the Building 75 Premises in the aggregate , (ii) Tenant has not previously been in default of its monetary obligations under this Lease beyond the expiration of all applicable grace and cure periods hereunder during the 5-year period preceding the time any ROFO Space becomes available, (iii) Tenant had not previously exercised the Contraction Right, and (iv) Tenant confirms that, during the immediately preceding fiscal year of Tenant prior to the date of Landlord’s notification pursuant to this paragraph, Tenant has had a net income, adjusted for the impairment of goodwill, as shown on Tenant’s Consolidated Statement of Operations in its audited annual report (proof of which shall be provided to Landlord as set forth in the next paragraph below).

D.                                    Within fifteen (15) days after Landlord’s written notification, Tenant shall provide written notice to Landlord indicating whether it is interested in the possibility of leasing such ROFO Space, including its most recent annual reports, or if Tenant is no longer a publicly traded company, an audited statement reporting satisfaction of the requirement of clause (iv) of Paragraph C above.  If Tenant timely so indicates its interest in the offered space, and satisfies the condition precedent set forth in subparagraph (C), then Landlord shall notify Tenant in writing (“Landlord’s Offer Notice”) specifying all material terms on which Landlord intends to offer to lease the ROFO Space to the general market except that the term of the ROFO Space will be coterminous with the then remaining portion of the Term of this Lease.  Landlord’s offer notice shall identify the ROFO Space and the terms of the offer in reasonable detail and shall include Landlord’s determination of the market rate for the ROFO Space.  Tenant shall within fifteen (15) days after the date of Landlord’s Offer Notice either accept or decline such offer in writing, with Tenant’s failure to respond within such fifteen (15) day period being deemed to be an election to decline the offer.

E.                                      If Tenant has declined Landlord’s offer or is deemed to have declined, then Landlord shall be free to offer the subject ROFO Space to the general market.  However, if Tenant has declined or is deemed to have declined the offer, Landlord shall deliver a new Landlord’s Offer Notice prior to entering into a lease for any such ROFO Space that provides for an effective rent that is 95% or less than the effective rent specified in the initial Landlord’s Offer Notice for the ROFO Space, or is otherwise on terms materially more favorable to the prospective tenant than the terms contained in Landlord’s Offer Notice.  If Landlord has not entered into a lease for the ROFO Space within 180 days after the date of Tenant’s decline or deemed decline of the offer, then Tenant’s rights under this Section 2.5 shall again apply with respect to such ROFO Space.

F.                                      If Tenant timely elects to lease such ROFO Space, then the space shall, without further action by the parties, be leased by Tenant on the terms and conditions set forth in the Landlord’s Offer Notice, and otherwise on all of the other terms and conditions of the Lease, and the parties shall memorialize such facts with a lease amendment.

G.                                     If there are fewer than 36 months remaining in the Term at the time of any Landlord’s Offer Notice, Landlord shall have the option to require Tenant to concurrently exercise its next Extension Option if Tenant intends to accept the ROFO Space. In such event, Landlord’s Offer Notice will specify the terms on which Landlord intends to lease the ROFO Space during the remainder of the Term, but will also stipulate that the term for the ROFO Space will be extended by the applicable 5-year Extended Term, and will include Landlord’s determination of the Fair Market Rate (as defined in Section 2.3) for the entire Premises, as enlarged by the ROFO Space, during the applicable Extended Term.  The Annual Fixed Rent Rate for the entire Premises, including the ROFO Space, during the applicable Extended Term will be determined in the same manner as set forth in Section 2.3 (B) for determining the Annual Fixed Rent Rate during an Extended Term.  Tenant shall, within thirty (30) days following receipt of Landlord’s Offer Notice, in writing, either (i) accept such offer, including exercising the First Extension Option at the rental rate stated in Landlord’s Offer Notice, or (ii) decline the offer in its entirety.  It is expressly understood that Tenant shall have no right to arbitrate Landlord’s determination of the Fair Market Rate stipulated in the Landlord’s Offer Notice, and Paragraphs (D) and (E) of Section 2.3 shall have no force or effect with respect to this Section 2.5.  If there are fewer than 36 months remaining in the Term and Tenant has no remaining Extension Option, then Tenant shall have no further rights to any ROFO Space under this Section 2.5.

ARTICLE 3

Improvements

3.1                                 Base Building Work; Tenant Improvement Work.  A.  Landlord shall, at its sole cost, cause to be performed the work to demise the Second Floor Premises, and Wing B on the first floor and Wing A on the first floor, substantially as shown on the Schematic Design Plans attached hereto, and to install in the Premises check-meters for utilities and chilled water for Tenant’s special needs areas, and shall insure that all restrooms and access/egress ways are in compliance with applicable building codes, including those requiring removal of architectural barriers to disabled persons (all of the foregoing is called, the “Base Building Work”).  All Landlord’s Base Building Work shall be done in a good and workmanlike manner employing building standard materials and finishes, with reasonable upgrades to the demising work to be compatible with existing conditions, in Landlord’s discretion.

B.                                     Landlord shall cause to be performed the alterations and improvements desired by Tenant to prepare the Premises for Tenant’s use (the “TIW”) substantially in accordance with Schematic Design Plans attached hereto as Exhibit C and pursuant to the Final Plans.  The TIW will be performed at Landlord’s expense up to the TI Allowance and subject to payment by Tenant of the Tenant’s Share (defined in Section 3.4). The TI Allowance may be applied at Tenant’s discretion toward architectural and engineering fees, the construction management fee to Nordblom Development Company (referred to below), consulting fees, hard construction costs, air-conditioning and special electrical power distribution, telephone and security systems and the cost of furniture, fixtures or equipment.  All Base Building Work and the TIW (collectively, the “Landlord’s Work”) shall be done in a good and workmanlike manner and in compliance with all applicable building laws.  Tenant shall have the right to require Landlord to use, to the extent practical and where possible, the existing building materials and equipment currently on-site within the Premises and the so-called “attic stock” elsewhere within the Building.  An inventory of such equipment is attached hereto as Exhibit J.  Tenant shall advise Landlord on or before November 24, 2009 which items listed in the attached inventory Tenant desires, and all other inventory items not selected by Tenant shall be removed from the Premises prior to delivery of the Premises to Tenant.  Tenant agrees that Landlord may make any non-material changes in the Landlord’s Work which may become reasonably necessary or advisable to accommodate field conditions or to substitute materials of equal or better quality to meet availability schedules, without approval of Tenant, provided written notice is promptly given to Tenant; and Landlord may make other changes in such work reasonably necessary to accommodate unforeseen conditions, with the written approval of Tenant, which shall not be unreasonably withheld or delayed.  Landlord shall use diligence to cause Landlord’s Work to be Substantially Completed by the Target Commencement Date, subject to Force Majeure events (defined in Section 10.5 hereof) and any Tenant Delay (defined below).  Tenant shall be required to pay to Nordblom Development Company a project management fee equal to 1.5% of the total construction cost of the TIW excluding project management costs, costs for architectural and engineering fees, moving costs and telecommunications wiring and cabling costs.  It is understood that the phrases “TIW”, “Landlord’s Work” and the “Final Plans,” referred to in this Article 3 shall mean the tenant improvement work and the plans for both the Premises and the Building 75 Premises together as one integrated tenant improvement project, with the exception of Sections 3.8 and 3.9 where the meanings of such terms shall only be applicable to the Premises.

C.                                     The phrase, “Tenant Delay”, shall be defined as any delay in the completion of Landlord’s Work actually caused by (i) special work, upgrades or long lead-time items for which Landlord identifies a specified period of delay, and in either instance Tenant does not withdraw or alter such special work, upgrade, long lead-time item which avoids such delay, (ii) any changes to any plans, including the Final Plans, made by Tenant, or any Tenant’s Change Order, in any case for which Landlord identifies a specified period of delay at the time of its approval and for which Tenant does not withdraw such change to avoid delay, (iii) any change in the design of the TIW or any component thereof made by Tenant that results in a delay in the Landlord’s construction start date beyond January 3, 2010, (iv) the delay of Tenant or its architects and engineers in providing or approving the Construction Plans or the Proposed GMP, or supplying, submitting or approving any other plans, specifications, pricing or estimates or giving authorizations or supplying information reasonably required by Landlord or its General Contractor or the Town of Burlington by the dates stipulated in Section 1.1, and in this Article 3, or in any other instance if no time period is specified, then within three (3) business days after request therefor, (v) any failure by any contractors employed by Tenant including, without limitation, contractors furnishing telecommunications, data processing or other service or equipment directly to Tenant (and not via Landlord’s contractors) to comply with the agreed upon timetables for coordination of the parties’ respective components of work, as established at on-site progress meetings between Landlord’s representative and Tenant’s representative, each acting reasonably and in good faith, (vi) any failure to comply with this Article 3 or any material interference with the performance of Landlord’s Work by Tenant or any of its agents, employees, architects, engineers or contractors, or (vii) Tenant’s delay in delivering the Original Letter of Credit required pursuant to Section 4.4. No event shall constitute a “Tenant Delay” unless Landlord advises Tenant in writing (which may be by email with a copy to Paul.Jakubowski@WilmerHale.com) of such event within three (3) business days after Landlord becomes aware of its occurrence; however, Landlord need not give Tenant notice of any failure of Tenant to act by the dates stipulated in Section 1.1 and in this Article 3, it being acknowledged that a failure to timely act by such stipulated dates is ipso facto a “Tenant Delay on a day for day basis.

3.2                                 Late Delivery. A.  In the event that Landlord’s Work is not Substantially Complete by July 1, 2010, for any reason other than a Tenant Delay or Force Majeure event, then the Fixed Rent first coming due as of the Rent Commencement Date shall be abated by one day for each day of delay during the period beginning on July 1, 2010, and ending on the day the Landlord’s Work is in fact Substantially Complete.  If Landlord’s Work is still not Substantially Complete by August 1, 2010, for any reason other than a Tenant Delay or Force Majeure event, then the Fixed Rent shall be further abated by 2 days for each day of delay during the period beginning on August 1,

2010, and continuing until the day the Landlord’s Work is in fact Substantially Complete.  Further, if the Landlord’s Work is not Substantially Complete by September 1, 2010, for any reason other than a Tenant Delay or Force Majeure event,  then the Fixed Rent shall be further abated by 3 days for each day of delay during the period beginning on September 1, 2010 and continuing until the day Landlord’s Work is Substantially Complete.

B.                                     If the Landlord’s Work is not Substantially Complete by October 31, 2010, for any reason other than a Tenant Delay or Force Majeure event, then Tenant may elect to perform the incomplete Landlord’s Work itself, utilizing the funds held under the Construction Escrow Agreement for any incomplete TIW, and with any reasonable expenditures for the completion of the Base Building Work (estimated costs being $42,000.00 for demising and $50,000.00 for sub-metering), to be reimbursed by Landlord within 30 days after Tenant’s request therefor with back-up documentation to substantiate the request, failing which, Tenant shall have the right to offset such expenditures against the Fixed Rent next coming due as of the Initial Premises Rent Commencement Date, except that such monthly offset shall not exceed fifteen (15%) percent of the monthly installment of Fixed Rent then payable as stipulated in Section 1.1.

C.                                     If the Landlord’s Work is still not Substantially Complete by May 31, 2011, despite Landlord having used diligent efforts to complete the Landlord’s Work, and provided the reason for Landlord’s inability to complete such work by May 31, 2011 is not due solely to Tenant Delay, then either Landlord or Tenant may terminate this Lease by giving written notice of termination to the other party.  If either party timely and properly gives the termination notice, then this Lease shall terminate immediately upon the date of a party’s notice.

3.3                                 Plans and Specifications A. Tenant shall be solely responsible for the preparation and submission to Landlord of (a) the Schematic Design Plans, (b) a full set of architectural, electrical, mechanical and plumbing, construction, design development drawings, including demolition plans sufficient for pricing and permitting, equivalent in design completion to more than 50% of the TIW Plans (the “Design Development Permitting/Pricing Plans”), and (c) a full CD set of architectural and MEP construction plans and specifications sufficient to permit and construct the TIW, including the electrical upgrade work and the Cooling Plant and construction control affidavits (called “TIW Plans”), and all other information reasonably required by Landlord and the General Contractor (defined below) necessary obtain a building permit from the Town of Burlington and otherwise to perform and complete the TIW.  All plans shall emanate from and be consistent with the approved Schematic Design Plan attached hereto as Exhibit C.  Tenant has assured itself by direct communication with the architect and engineers that the Design Development/Permitting/Pricing Plans can be submitted to Landlord by the respective date set forth in Section 1.1.  Additionally, Tenant agrees to cause the TIW Plans to be delivered to Landlord for review before the Final Plans Date and agrees to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete the Final Plans by the Final Plans Date.  Tenant shall cause its architect and engineers to cooperate with Landlord and the General Contractor, as reasonably necessary to enable Landlord to obtain a building permit from the Town of Burlington for the TIW by January 2, 2010.  Tenant shall also cause its architects and engineers to reasonably cooperate with Landlord or the General Contractor, as applicable, as reasonably necessary to obtain a Certificate of Occupancy from the Town of Burlington. Time is of the essence in respect of the preparation and submission of all plans by Tenant.  If in Landlord’s judgment, Tenant’s architects and engineers are not cooperating fully or progressing diligently, then Landlord shall have the right, but not the obligation, to engage its own architects and engineers to complete any necessary plans and to supply information, and the like to obtain a building permit by January 2, 2010, or to meet construction schedules and to otherwise avoid delay, but such right to take action on Tenant’s behalf to speed the approval process shall not entitle Landlord to make material changes to the Final Plans (defined in paragraph B below); provided, however, if the Town of Burlington requires any change to the Final Plans in order to issue a building permit, Tenant shall cooperate reasonably with Landlord to address the Town’s concerns and requests.  The fees of any architect and engineer engaged by Landlord pursuant to the preceding sentence will be paid by Tenant within thirty (30) days after invoice from Landlord.

B.                                     All plans shall require Landlord’s approval, which shall not be unreasonably withheld, delayed or conditioned.  Landlord shall give Tenant notice, in reasonable detail, of any reasonable objections or concerns Landlord may have with respect to any plans or revised plan, within ten (10) business days after submission by Tenant of its plans and all necessary supporting information.  Landlord shall not be deemed unreasonable for withholding or conditioning approval of plans which (i) involve or are reasonably likely to materially adversely affect any structural element or exterior element of the Building or any portion thereof, or (ii)are reasonably likely, in Landlord’s reasonable opinion, to materially adversely affect the value of the Building or any portion thereof, or (iii) are reasonably likely to materially adversely affect the proper functioning of the Building systems.  If Landlord objects to any plans, or any portion thereof,  Tenant shall cause the plans to be revised in a manner sufficient to remedy Landlord’s objections and respond to Landlord’s concerns and redelivered to Landlord within five (5) business days after Tenant’s receipt of Landlord’s notice of objection.  The aforesaid process shall be repeated until the plans are approved by Landlord.  The final TIW Plans approved by Landlord shall be called the “Final Plans” and will be used to obtain a building permit for the TIW.  Tenant shall use diligence to submit the TIW Plans and any revisions in order to complete the Final Plans by the Final Plans Date.

C.                                     Tenant agrees to cause its architect to issue the following early release packages by the dates listed below:

(i)                                     Roof Top Chiller — To service customer success area by 11/20/09;

(ii)                                  HVAC LIEBERT UNITS or Lab Fan Coil Units by 11/20/09;

(iii)                               HVAC VAV Boxes by 12/1/09;

(iv)                              Structural Reinforcing for RTU’s and Vitrines by 11/20/09;

(v)                                 Major Electrical Distribution Equipment/Switchgear by 11/20/09;

(vi)                              Pad Mounted Transformers by 11/20/09;

(vii)                           UPS Units by 11/20/09;

(viii)                        Main Chiller Plant by 11/20/09; and

(ix)                                Ceiling Mounting Fan Coils for Engineering Areas by 11/20/09.

3.4                                 Cost of TIW; Tenant’s Share. It is understood that totality of the tenant improvement work being performed in the Premises and in the Building 75 Premises is one integrated construction project pursuant to a single construction contract, and, for the purposes of this Section 3.4, all references to “TIW” shall mean the aggregate tenant improvement work in the Premises and in the Building 65 Premises as shown on the Final Plans. Landlord shall cause the TIW to be performed by Erland Construction (the “General Contractor”) and by major subcontractors (which shall be Subguard re-insured) selected and engaged by Landlord and the General Contractor, and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall cause the General Contractor to reasonably bid each major trade of subcontractor work involved in the TIW, and shall cause the General Contractor to accept the lowest qualified bid submitted for each such trade unless such bid fails to conform to the Final Plans or if Landlord, Tenant and General Contractor reasonably agree otherwise.  Landlord shall provide Tenant with periodic pricing once Landlord receives the Schematic Design Plans.  Within 14 days after receipt of the Design Development Permitting/Pricing Plans, Landlord shall cause the General Contractor to provide Tenant a proposed Guaranteed Maximum Price (the “Proposed GMP”) for the TIW.  Within five (5) business days of receipt of the Proposed GMP Tenant shall either give Landlord its written approval of the Proposed GMP, or shall cause the Design Development Permitting/Pricing Plans to be value engineered and revised by means of a “deductive alternative” process for budget control rather than a redesign effort.  The revised Design Development Permitting/Pricing Plans shall be subject to Landlord’s approval and shall be submitted by Landlord to General Contractor for revised pricing.  The foregoing process shall be repeated, utilizing the TIW Plans, if necessary, until the Proposed GMP is approved by Tenant in writing.  Tenant agrees to cause its architects and engineers to use diligence to revise the plans as necessary to achieve an approved GMP no later than December 30, 2009 (as approved, the “Contract Price”). It is expressly understood that any delay by Tenant in approving the GMP by December 30, 2009, will constitute a Tenant Delay on a day-for-day basis for each day from December 30, 2009 until the date the GMP is finally approved by Tenant, and if such period of Tenant Delay actually delays Landlord in achieving Substantial Completion of Landlord’s Work by June 1, 2010, then Landlord shall have the right to deem the Commencement Date to have occurred on the date that such Landlord’s Work would have been Substantially Completed but for such period of Tenant Delay (but Landlord shall not be relieved of the obligation to actually complete Landlord’s Work and obtain a permanent certificate of occupancy).  Promptly after approval of the Contract Price and receipt of the Final Plans, Landlord shall release the General Contractor to perform the TIW in accordance with the Final Plans at Landlord’s cost, subject to payment by Tenant of the amount (the “Tenant’s Share”) by which the Contract Price (subject to adjustment pursuant to the next paragraph) exceeds the TI Allowance.

Landlord and Tenant have entered into the Construction Escrow Agreement to ensure that funds will be available to pay for the TIW and Connector Bridge.  Within 21 days after the full execution of this Lease, Landlord shall fund $2,379,970.00 (i.e., TI Allowance) plus $1.6M for Connector Bridge into an escrow account (the “Escrow Account”) established pursuant to the terms of the Construction Escrow Agreement, and Tenant shall fund into the Escrow Account the Tenant’s Share (adjusted pursuant to the Construction Escrow Agreement once the Tenant’s Share is finally determined).  In the event either Landlord or Tenant fails to fully fund its share into the Escrow Account within the aforesaid 21-day period, then the other party may elect to terminate this Lease by giving written notice to the other, effective immediately upon the giving of the notice.

After the TIW has been completed, if it is determined that the total payments under the contract with the General Contractor were actually less than the Contract Price, the savings shall be refunded to Tenant, and any savings in the cost of constructing the Connector Bridge shall belong to Landlord, as more specifically set forth in the Construction Escrow Agreement.

3.5                                 Tenant’s Upgrade Work.  Included as part of the TIW, Landlord, through the General Contractor, shall cause to be performed the work required by Tenant to upgrade the electrical capacity at the Premises and increase the cooling capacity at the Premises subject to Landlord’s prior written approval of the work to be performed and the plans and specifications therefor, which approval in either case shall not be unreasonably withheld or delayed; provided, however, that it shall be reasonable for Landlord to withhold its consent or require certain conditions to be satisfied if Tenant’s proposed work (A) is reasonably likely to diminish the electrical supply capacity or the cooling supply capacity of the Central Utility Plant available to other tenants at the Park; (B) does not conform with the aesthetic design of the Park, (C) is reasonably likely to adversely affect the structural integrity of the Building, (D) would require special permits, including an emissions discharge permit, or approvals from the Town of Burlington (excluding site plan approval), (E) is reasonably likely to cause electrical interference with other tenant’s uses in the Park or (F) might require noise attenuation or visual screening.

3.6                                 Cooling Plant.  Also included in the TIW, Landlord, through the General Contractor, shall cause to be performed the work to install a cooling plant, which shall include chillers, condensers, and cooling towers

(collectively, the “Cooling Plant”), to serve the Premises located on a pad site between the Building and Building 75, subject to Landlord’s approval regarding type, number, size, location, noise attenuation measures, visual screening, and the manner of installation, and in conformance with all requirements of the Town of Burlington, including site plan modification and approval.  Tenant shall at its expense, install a separate meter to measure water and electricity consumption.

3.7                                 Work Change Orders.  After the Final Plans and the Contract Price have been approved, Tenant may elect to propose changes to the Final Plans (“Tenant’s Change Order”). Tenant shall submit each proposed Tenant’s Change Order to Landlord for its approval, such approval not to be unreasonably withheld, conditioned or delayed, provided Tenant’s requested change will not affect the compliance of the Building or the Premises with applicable laws.  Landlord agrees to respond to any Tenant’s Change Order within such time as is reasonably necessary under the circumstances (taking into consideration the information contained in such Change Order), and in any event no later than five (5) business days following submission by Tenant, advising Tenant of any anticipated increase in costs associated with such Tenant Change Order as well as an estimate of any delay in Landlord’s Work (it being understood that a delay, if any, in Landlord’s Work caused by such Change Order could result in a deemed Commencement Date pursuant to Section 2.1).  Tenant shall then have the right to approve or withdraw such Tenant’s Change Order.  If any Tenant’s Change Order is approved as aforesaid, and the applicable Tenant Change Order increases the cost of construction, then before implementing any such change, Landlord will prepare a Work Change Order Form, in the form attached hereto as Exhibit D, setting forth any adjustment in the Contract Price.  To be valid, the Work Change Order Form must be signed by both parties.  Landlord will maintain an accurate log of all Tenant’s Change Orders and will invoice Tenant monthly for the cost of each Tenant Change Order.  Tenant will be required to pay each invoice within thirty (30) days of receipt, except for any Tenant’s Change Order of $20,000.00 or more, in which case Tenant will deposit such amount into Escrow Account under the Construction Escrow Agreement the cost of such Tenant’s Change Order upon signing the Work Change Order Form.  Landlord shall have no obligation to proceed with any Tenant’s Change Order until payment is received or made as aforesaid.

3.8                                 Acceptance of the Premises. Tenant or its representatives may, at reasonable times, enter upon the Premises during the progress of the work to inspect the progress thereof and to determine if the work is being performed in accordance with the requirements of Section 3.1. Tenant shall promptly give to Landlord notices of any alleged failure by Landlord to comply with those requirements.  Landlord’s Work shall be deemed approved by Tenant when Tenant occupies the Premises for the conduct of its business, except for items of Landlord’s Work which are uncompleted or do not conform to Exhibit C and the Final Plans and as to which Tenant shall, in either case, have given written notice to Landlord within thirty (30) days following the Commencement Date as set forth in a punch-list as set forth below.  A certificate of completion by Landlord’s architect or engineer and a Certificate of Occupancy shall be evidence that Landlord’s Work has been completed except for items stated in such certificate to be incomplete or not in conformity with Exhibit C and the Final Plans.  Within five (5) days after the Town of Burlington issues a temporary Certificate of Occupancy, Landlord and Tenant shall meet for the purpose of determining the work remaining in order for Landlord to achieve a final Certificate of Occupancy, each acting reasonably and in good faith, and to select a subsequent date for a joint walk-through of the Premises in order to prepare a punch-list identifying items of Landlord’s Work which are incomplete (the “Punch-list Items”).  Landlord shall cause such Punch-list Items to be completed within thirty (30) days after the preparation of the list by the parties, unless the parties agree upon any longer time periods.  If Tenant notifies Landlord in writing of the existence of a latent defect in Landlord’s Work within one year following the Commencement Date, then Landlord at its expense subject to its General Contractor’s warranty, will repair such defect.  A “latent defect” is a defect in the construction of the Premises which defect would not ordinarily be observed during a walk-through inspection.

3.9                                 Pre-Commencement Entry.  With Landlord’s prior consent, which shall not be unreasonably withheld, Tenant and its agents and architects shall have the right to enter the Premises after full execution and delivery of this Lease during customary business hours and without payment of rent, but otherwise subject to all of the terms and conditions of this Lease, to facilitate Tenant’s preparation of its plans for the TIW so long as such work does not interfere with the performance of any Base Building Work or Landlord’s Work and is coordinated with Building management.

3.10                           Connector Bridge.A. Landlord agrees to cause to be constructed, at Landlord’s sole cost and expense, a connector bridge (the “Connector Bridge”) to connect the Building to Building 75, similar in quality, design and scope as the existing bridge between the Building and Building 55.  Structural Systems will work with General Contractor to perform the structural steel work in a design/build manner.  Landlord shall cause the General Contractor to obtain competitive bids for the “main components” of the Connector Bridge work and shall accept the lowest qualified bid unless Tenant agrees otherwise.  The “main components” of the Connector Bridge work are: structural steel, metal deck, steel erection, glazing, metal panel, HVAC (if any), paint, roofing, electric, ceilings, flooring, fire protection, plumbing, drywall, excavation, and concrete work.  Landlord shall use diligent efforts to complete the Connector Bridge by the Commencement Date, subject to Force Majeure, Tenant Delays, and any delays in obtaining necessary permits and approvals from the Town of Burlington, including site plan review and approval.  Once the Connector Bridge is completed as evidenced by a Certificate of Occupancy (which may be temporary), an annual charge-off of the amortized cost thereof (on a level payment basis over a 25 year period in accordance with generally accepted accounting principles, together with interest on the unamortized balance at the rate of 8% per year) shall be paid by Tenant to Landlord, as Additional Rent, in monthly installments during the Term, and any Extended Term, that falls within the amortization period; provided such annual charge-off shall apply only with respect to Landlord’s actual, reasonable, out-of-pocket costs, fees and expenses in constructing the Connector Bridge, and if such actual, reasonable, out-of-pocket costs, fees and expenses exceed the principal amount of $1.6 million in the aggregate, the annual charge-off shall nevertheless be based upon a $1.6 million principal amount.  The annual charge-off is in addition to and independent of the Fixed Rent payable during the Term and shall not be included in determination of the Fair Market Rent during any Extended Term, it being understood that the monthly amortization amount will be payable in addition to the Fixed Rent payable by Tenant during the Term.

B.                                             If Landlord has not Substantially Completed construction of the Bridge by the date (“the “Outside Bridge Date”) that is thirty (30) days after the later of (i) the Commencement Date and (ii) the date Tenant opens for business in the Premises, then Tenant shall be entitled to a reduction in the Fixed Rent coming due under this Lease as of the Initial Premises Rent Commencement Date on a day-for-day basis until the Connector Bridge is Substantially Completed:

(i)

The Fixed Rent shall be reduced by $2,000.00 per day beginning on 31st day following the Outside Bridge Date and continuing until the earlier to occur of the date the Connector Bridge is Substantially Completed and the 60th day following the Outside Bridge Date;

(ii)

If the Connector Bridge is still not Substantially Completed on the 60th day following the Outside Bridge Date, then the Fixed Rent shall be reduced by $4,000.00 per day beginning on the sixty-first (61st) day following the Outside Bridge Date and ending on the earlier to occur of Substantial Completion and the 90th day following the Outside Bridge Date; and

(iii)

Beginning on the 91st day following the Outside Bridge Date, the Fixed Rent shall no longer be subject to a daily reduction, it being understood that Tenant will be obligated to pay the Fixed Rent at the full rate set forth in Section 1.1 of this Lease.  The reduction, if any, in the Fixed Rent under this Section 3.10.B will be credited on a day-for-day basis against the Fixed Rent coming due each month beginning on the Initial Premises Rent Commencement Date.

C.                                     If Landlord still has not Substantially Completed construction of the Connector Bridge by the date that is ninety (90) days after the later of (i) the Commencement Date or (ii) the date Tenant opens for business in the Premises, then Tenant shall be permitted to complete construction of the Connector Bridge utilizing the funds allocated to the Connector Bridge under the Construction Escrow Agreement, using the General Contractor and in accordance with Landlord’s plans and specifications therefor and in compliance with all requirements of the Town of Burlington and otherwise in accordance with applicable laws. If Tenant incurs reasonable costs (excluding construction overtime costs and upgrades) in performing the work in excess of the principle $1.6 Million construction cost of the Connector Bridge, then Tenant shall have the right to offset against payments of Fixed Rent coming due as of the Initial Premises Rent Commencement Date (i) the excess direct costs of the work and, (ii) up to $50,000 in total of any actual, reasonable, third-party out-of-pocket costs incurred by Tenant to complete construction of the Connector Bridge; provided, however, the amount of each such monthly offset shall not exceed fifty (50%) percent of the monthly installment of Fixed Rent then payable, as stipulated in Section 1.1.  If Tenant elects to exercise self-help under this Section 3.8, then Tenant may not avail itself of any other remedy at law, in equity or pursuant to any other provision of this Lease.

3.11                           Connector Road.  Landlord shall, at its expense, cause a road to be constructed to provide a connection from the Park to North Avenue at Northwest Park (substantially as shown on the design plan for the road attached hereto as Exhibit L) by June 30, 2010, subject to Force Majeure and delays in obtaining permits and other required approvals from the Town of Burlington.

ARTICLE 4

Rent

4.1                                 The Fixed Rent.  Commencing as of the Initial Premises Rent Commencement Date, Tenant covenants and agrees to pay rent to Landlord, by electronic fund transfer (or by such other method, as set forth below, or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct), at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is 1/12th of the Annual Fixed Rent Rate), in advance, without notice or demand, and without setoff, abatement, suspension, deferment, reduction or deduction, except as otherwise expressly provided herein, on the first day of each calendar month included in the term; and for any portion of a calendar month following the Initial Premises Rent Commencement Date, at the rate for the first Lease Year payable in advance for such portion. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

If Landlord shall give notice to Tenant that all rent and/or other payments due hereunder are to be made to Landlord by check, or by any other commercially reasonable means, Tenant shall make all such payments as shall be due after receipt of said notice by means as designated by Landlord, with such payments to be made to such address and to such person or entity as is specified by Landlord.

The Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to Landlord under this Lease are sometimes referred to herein as “Rent.”

4.2                                 Additional Rent.  Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utility charges, personal property taxes and its pro rata share of increases in taxes and operating costs with respect to the

Premises and the Property as provided in this Section 4.2 as follows:

4.2.1                        Real Estate Taxes.  If Taxes (as hereinafter defined) for any Tax Year during the Term shall exceed Base Taxes, Tenant shall reimburse Landlord, as additional rent, for Tenant’s Percentage of such excess (such amount hereinafter referred to as “Tax Excess”).  Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Tax Excess, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tax Excess, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available.  If the total of such monthly remittances for any Tax Year is greater than the actual Tax Excess for such Tax year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments of Rent to be made by Tenant, the difference; if the total of such remittances is less than the actual Tax Excess for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days after a written notice to Tenant, which notice shall set forth the manner of computation of Tax Excess).  The Base Taxes shall be reasonably extrapolated to reflect full assessment of the Building by the Town of Burlington, using the tax valuation of the building at 55 Network Drive as a model.

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments of Rent to be made by Tenant, the Tenant’s Percentage of the refund (less the proportional, pro rata expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to the Tax Excess paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained.  At the request of Tenant, from time to time but in no event more than three (3) times during the Original Term, Landlord shall file applications seeking abatements or reductions of Taxes or shall institute proceedings to reduce the assessed valuation of the Property or portions thereof including the Premises with the applicable tax commission or in a court of competent jurisdiction for judicial review of such assessed valuation.  Landlord shall diligently, timely and fully prosecute all such applications and/or proceedings filed or instituted by Landlord.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Tax Excess which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied or assessed, or which may be equitably attributable to the Property, for or in respect of the Property, at any time during the term by any governmental authority, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon.  If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes.  Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.  The following shall be excluded from Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it, any increase in taxes and assessments resulting solely from Landlord’s sale of, or other transfer of its interest in, the Building, and assessments, charges, taxes, rents, rates, levies, excises, license fees, permit fees, inspection fees, or other authorization fees or charges to the extent allocable to or caused by the development or installation of off-Premises improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting, and signalization) necessary for any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing, except to the extent any of the foregoing may be properly allocable to and charged against the Premises pursuant to another provision of this Lease.

Currently, the Building and the adjacent building known as 55 Network Drive are located on land which is identified as a single tax parcel included in one tax bill from the Town of Burlington.  Until such time that separate tax parcels are defined and assessed by the Town to include a separately identified tax parcel including the Building and the Premises, Taxes hereunder shall include the Tenant’s Percentage of the portion of such Taxes allocated by the Town of Burlington to the Building.

4.2.2                        Personal Property Taxes.  Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.3                        Operating Costs.  If, during the Term hereof, Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year shall exceed Base Operating Costs, Tenant shall reimburse Landlord, as additional rent, for Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Operating Costs Excess”).  Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs Excess, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs Excess, as reasonably estimated by Landlord from time to time.  If, at the expiration of the year in respect of which monthly installments of Operating Costs Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs Excess for such year, Landlord shall within 30 days after such determination pay to Tenant, or credit against the next accruing payments of Rent to be made by Tenant, the difference; if the total of such remittances is less than the Operating Costs Excess for such year, Tenant shall pay the difference to Landlord within thirty (30) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs Excess, prepared, allocated and computed in accordance with generally accepted accounting principles.

Landlord shall keep, in the Building Manager’s office, complete books and records regarding Operating Costs and Taxes.  Tenant and its representatives, at Tenant’s sole expense, shall have the right, during customary business hours, to inspect at Landlord’s offices, Landlord’s books and records relating to Operating Costs for the immediately preceding calendar year.  As a condition to performing any such inspection, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which Tenant and the examining party discover about the Building in connection with such examination, except for disclosures required by law, court order or regulatory authorities, or to Tenant’s attorneys, accountants, auditors, or potential purchasers of the Tenant company.  If Tenant elects to exercise such right, it must provide reasonable prior written notice to Landlord given no later than one hundred and twenty (120) days following Tenant’s receipt of Landlord’s Statement of Operating Costs for any calendar year and it must complete any such inspection within 60 days of commencement.  Landlord agrees to reasonably cooperate with Tenant to enable Tenant to complete its inspection within the time period specified in the preceding sentence.  If Landlord is obligated to reimburse Tenant for cost of the audit as provided below, Tenant shall give Landlord a complete copy of the results of its inspection.  If it is determined that Tenant is entitled to a refund, then such refund shall either be in cash or applied as a credit to the next due installment of Rent, at the election of Landlord.  If it is determined Tenant has underpaid, then Tenant shall pay such amount within thirty (30) days of Landlord’s invoice therefor.  Tenant agrees to use for such inspection a firm that is reasonably acceptable to Landlord and that is not being paid on a contingency fee basis. If Operating Costs were overstated by more than three percent (3%), then Landlord shall reimburse Tenant the reasonable cost of the audit.

Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, cleaning, maintenance, repair and upkeep of the Property, and the portion of such costs and expenses with regard to the Campus Common Areas which is equitably allocable to the Property, including, without limitation, all costs of maintaining and repairing the Property and the Park (including snow removal, landscaping and grounds maintenance, operation and maintenance of parking lots, sidewalks, walking paths, access roads and driveways, Building exterior and service areas, security, operation and repair of heating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; all payments under any cross easement agreement, declaration of restrictive covenants and like instruments pertaining to the sharing of costs by the Building and other buildings in the Park; all costs, including material and equipment costs, for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including electric, and/or gas), chilled water for air-conditioning, and water (including sewer charges) and other utilities to the Premises, if not sub-metered, and to the Building Common Areas and the Property (exclusive of amounts reimbursable to Landlord as a result of direct billing to any tenant of the Building and excluding charges for electricity for lights and plugs to unleased or vacant tenant space in the Building); payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property and the Park; costs of maintaining and operating any amenities available for the general use of all tenants now or hereafter located in the Campus Common Areas including an on-site cafeteria (including a monthly cafeteria subsidy, if any); attorneys fees and disbursement in connection with tax abatement proceedings, auditing and other professional fees and expenses; and a management fee in line with local market rates for similar Class — A buildings (during the Original Term, 3% of the gross collected Rents).  In addition to the foregoing, Tenant shall pay to Landlord, through Operating Costs, 100% of all charges for electricity and chilled water furnished by the Building systems to the Connector Bridge, as measured by sub-meter or reasonably estimated by Landlord.

The following items shall be excluded in Landlord’s calculation of Operating Costs:

1.                                       leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or the Park;

2.                                       attorney’s fees except as set forth above;

3.                                       costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building or the Park, including Tenant, or relocating any tenant;

4.                                       financing costs including interest and principal amortization of debts and the costs of providing the same;

5.                                       depreciation, except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation is permitted or required;

6.                                       rental on ground leases or other underlying leases and the costs of providing the same;

7.                                       wages, bonuses and other compensation of employees above the grade of Property Manager;

8.                                       costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance, other tenants, or any other sources;

9.                                       increased insurance specifically attributable to any tenant of the Building or the Park for which Landlord is entitled to reimbursement from any other tenant;

10.                                 charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties;

11.                                 cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after regular business hours;

12.                                 with the exception of operating and maintaining the cafeteria, fitness facility, putting green, and the like, cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facilities, child or daycare; provided, however, that Tenant may elect to opt out of any specialty service provided to tenants (and therefore not be obligated to pay Operating Costs with respect to such service), if Landlord reasonably determines that it is feasible to limit Tenant’s access to such service;

13.                                 cost of any enhanced work or service performed for any tenant in the Building or the Park to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants;

14.                                 cost of any work or services performed for any facility other than the Building or Park;

15.                                 any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

16.                                 any cost of decorating or decorative painting any interior parts of the Building or the Park other than common areas;

17.                                 cost of initial cleaning and rubbish removal from the Building to be performed before final completion of Tenant’s space;

18.                                 lease payments incurred by the Landlord or Managing Agent for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased, except for shuttle buses;

19.                                 cost of the initial stock of tools and equipment for operation, repair and maintenance of the Building or the Park;

20.                                 late fees or charges incurred by Landlord due to late payment of expenses;

21.                                 cost of acquiring sculptures, paintings and other works of art;

22.                                 charitable or political contributions;

23.                                 all other items for which another party compensates or pays for in its entirety, so that Landlord shall not recover any item of cost more than once;

24.                                 Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building and the Park (e.g. the activities of Landlord’s officers and executives), except to the extent included in the management fee permitted hereby;

25.                                 costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law on the part of Landlord;

26.                                 costs of complying with the applicable local building codes regarding handicap accessibility enacted prior to the Date of this Lease;

27.                                 costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Park or their respective premises;

28.                                 costs related to public transportation, transit or vanpools, except for shuttle buses and other local public transportation services such as the B-Line bus in Burlington;

29.                                 reserves of any kind;

30.                                 costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling or of hazardous materials or hazardous substances (as referenced in Section 6.2.3 below), (exclusive of Landlord’s normal and routine handling and disposal of hazardous materials, such as paint or computers, for example, in the ordinary course of maintenance of the Property and Park, not to exceed $10,000 in any calendar year);

31.                                 costs of defending against claims in regard to the existence or release of hazardous materials or substances at the Building or the Park which arise during the Term; and

32.                                 any cost associated with operating an off-site management office for the Building.

If, during the Term of this Lease (except as provided for in clause (c) below), Landlord shall replace any capital items or make any capital expenditures which (a) are intended to reduce Operating Costs or (b) are required to comply with laws enacted after the date of this Lease or (c) are required after the expiration of the 1st Lease Year to replace worn-out items as may be necessary to maintain the Building in good working order, repair, appearance and in first-class condition, and not to enhance the Building over and above its current appearance and condition, (the items in clauses (a), (b) and (c) are collectively called “capital expenditures”), the total amount of which is not properly included in Operating Costs for the calendar year in which they were made, there shall nevertheless be included in Operating Costs for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure.  The annual charge-off shall be determined by (i)  dividing the original cost of the capital expenditure by the number of years of useful life thereof as reasonably determined by Landlord; and (ii)  adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located.  Except for the annual charge-off described above, no portion of any capital expenditures shall be included within Operating Costs.  Landlord covenants that it will not grant to any future tenant of the Park (to the extent Landlord, or its affiliates, control other buildings in the Park) rights regarding capital expenditures that are more favorable in such regard than this provision is for Tenant.

If during any portion of any year for which Operating Costs are being computed, the Building was not fully occupied by tenants or if not all of such tenants were paying fixed rent or if Landlord was not supplying all tenants with the services, amenities or benefits being supplied hereunder, the categories of Operating Costs which vary with occupancy shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were fully occupied by tenants and all such tenants were then paying fixed rent or if such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year.  Similarly, if during calendar year 2010, the Building was not fully occupied, then Base Operating Costs shall be comparably “grossed up” to reflect the Operating Costs that would have been incurred had the Building been fully occupied.

4.2.4                        Insurance.  Tenant shall, at its expense, as Additional Rent, take out and maintain throughout the term the following insurance protecting Landlord:

4.2.4.1

Commercial general liability insurance naming Landlord, Tenant, and Landlord’s managing agent and any mortgagee of which Tenant has been given notice as additional insureds and indemnifying the parties so named against all claims and demands for death or any injury to person or damage to property which may be claimed to have occurred on the Premises, including the Connector Bridge (or the Property, insofar as used by customers, employees, servants or invitees of the Tenant), in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1.1, and, which, from time to time during the term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises.

4.2.4.2

“Special Risk” property insurance with the usual extended coverage endorsements covering all Tenant’s furniture, furnishings, fixtures and equipment, and business interruption insurance with extra expense coverage.

4.2.4.3

All such policies shall be obtained from responsible companies qualified to do business and in good standing in Massachusetts, which companies and the amount of insurance allocated thereto shall be subject to Landlord’s approval. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the term hereof and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy. Each such policy shall be non-cancelable with respect to the interest of Landlord and the insurer will endeavor to notify Landlord at least ten (10) days’ prior written notice of any policy, but in any event no later than five (5) days following cancelation thereof.

4.2.4.4

All insurance which is carried by either Landlord or Tenant with respect to the Building, Premises or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom). In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party shall be entitled to have certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

4.2.5                        Utilities. Tenant shall reimburse Landlord through Operating Costs, pursuant to Section 4.2.3, for all charges for gas and chilled water for normal office heating and air-conditioning, and water for ordinary cleaning and lavatory use during the Term.  Tenant shall pay to Landlord by means of monthly escrow payments (as hereinafter set forth) for all charges for the cost of electricity for Tenant’s lights, outlets and VAV boxes, and for usage of electricity and chilled water for Tenant’s special requirements at the Premises. Commencing as of the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, estimated charges (the “Utilities Charges”) on account of Tenant’s consumption of electricity in the Premises for its lights, outlets, and VAV boxes, and for usage of electricity and chilled water consumption for Tenant’s special requirements at the Premises.  Landlord shall reasonably estimate the amount of Utilities Charges payable by Tenant per month and shall notify Tenant prior to the Commencement Date of the initial estimate of Utilities Charges to be paid by Tenant.  Tenant shall pay the Utilities Charges on the first day of each calendar month included in the Term, in the same manner as Tenant pays Fixed Rent pursuant to Section 4.1 above. Following Landlord’s receipt of utility provider invoices, Landlord will reconcile the estimated Utilities Charges paid by Tenant with the actual amounts owing from Tenant based on the number of kilowatt hours of electricity used in the Premises for the preceding month as registered on the sub-meters for the Premises, based on the excess chilled water consumption as registered on the BTU meters for the areas of excess use.  If it is determined Tenant has been overcharged, then such overpayment will be refunded to Tenant within thirty (30) days after such determination or credited against Tenant’s account for the following month.  If Tenant has underpaid, then Landlord will invoice Tenant for the amount owed and Tenant shall pay such amount within thirty (30) days after billing. Landlord reserves the right to adjust the monthly Utilities Charges from time to time based on the most current data available for Tenant’s electrical and chilled water consumption in the Premises, and Tenant shall thereafter pay the adjusted Utilities Charges to Landlord until further notice.  Additionally, Tenant shall pay all charges for telephone and other utilities or services not supplied by Landlord, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due.  Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

4.3                                 Late Payment of Rent.  If any installment of Fixed Rent is paid five (5) or more days after notice that the same is overdue, and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the current overdue payment.

4.4                                 Letter of Credit. The performance of Tenant’s obligations under this Lease shall be secured by a letter of credit throughout the term hereof in accordance with and subject to the following terms and conditions:

4.4.1                        Amount of Letter of Credit.  Concurrently with Tenant’s execution and delivery of this Lease,  Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Original Letter of Credit”) which shall be (i) in the form of Exhibit H attached to this Lease (the “Form LC”), (ii) issued by a commercial bank reasonably satisfactory to Landlord upon which presentment may be made in Boston, Massachusetts, (iii) in the amount equal to the Letter of Credit Amount, and (iv) for a term of at least 1 year, subject to the provisions of Section 4.4.2 below.  The Original Letter of Credit, any Additional Letters(s) of Credit and Substitute Letter(s) of Credit are referred to herein as the “Letter of Credit.”

4.4.2                        Renewal of Letter of Credit.  Each Letter of Credit shall be automatically renewable in accordance with the second to last paragraph of the Form LC; provided however, that Tenant shall be required to deliver to Landlord a new letter of credit (a “Substitute Letter of Credit”) satisfying the requirements for the Original Letter of Credit under Section 4.4.1 on or before the date 30 days prior to the expiration of the term of the Letter of Credit then in effect, if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto.  Should any Letter of Credit contain a final expiration date, in addition to a current expiration date, such final expiration date shall be no earlier than 45 days following the Expiration Date of this Lease.  If Tenant does not deliver a Substitute Letter of Credit 30 days prior to the expiration of the current Letter of Credit, Landlord shall be permitted to draw down the entire Letter of Credit Amount and hold the cash as “Security Proceeds” pursuant to Section 4.4.6 below.

4.4.3                        Draws to Cure Defaults.  If the Fixed Rent, Additional Rent or any other sum payable to Landlord hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease in all cases beyond the expiration of all applicable notice and cure periods, then Landlord shall have the right, at any time thereafter to draw down from the Letter of Credit the amount necessary to cure such default. In the event of any such draw by the Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord either (a) an additional Letter of Credit (“Additional Letter of Credit”) satisfying the requirements for the Original Letter of Credit, except that the amount of such Additional Letter of Credit shall be the amount of such draw, or (b) a substitute Letter of Credit in the Letter of Credit Amount (to be exchanged for the Original Letter of Credit).

4.4.4                        Draws to Pay Damages.  In addition, if (i) this Lease shall have been terminated as a result of Tenant’s default under this Lease beyond the expiration of the applicable cure period, and/or (ii) this Lease shall have been rejected in a bankruptcy or other creditor-debtor proceeding, then Landlord shall have the right at any time thereafter to draw down from the Letter of Credit an amount sufficient to pay any and all damages payable by Tenant on account of such termination or rejection, as the case may be, pursuant to Article 8 hereof. In the event of bankruptcy or other creditor-debtor proceeding against Tenant, all proceeds of the Letter of Credit shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

4.4.5                        Issuing Bank.  In the event the issuer of any Letter of Credit becomes insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section 4.4 and Tenant shall, within five (5) business days of written notice from Landlord, deliver to Landlord a Substitute Letter of Credit which otherwise meets the requirements of this Section, or, alternatively, Tenant shall, within such five (5) business-day period deliver cash to Landlord in the Letter of Credit Amount, which Landlord shall hold as “Security Proceeds”, governed by the provisions of Section 4.4.6 below.

4.4.6                        Draws for Failure to Deliver Substitute Letter of Credit.  If Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then Landlord shall have the right, at any time thereafter, without giving any notice to Tenant, to draw down the Letter of Credit and to hold the proceeds thereof (“Security Proceeds”) in a bank account in the name of Landlord, which may be withdrawn and applied by Landlord under the same circumstances and for the same purposes as if the Security Proceeds were a Letter of Credit. Upon any such application of Security Proceeds by Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord either (a) an Additional Letter of Credit in the amount of Security Proceeds so applied, or (b) a Substitute Letter of Credit in the Letter of Credit Amount (to be exchanged for the Security Proceeds).

4.4.7                        Transferability. Landlord shall be entitled to transfer its beneficial interest under the Letter of Credit or any Security Proceeds in connection with (i) Landlord’s sale or transfer of the Building, or (ii) the addition, deletion or modification of any beneficiaries under the Letter of Credit, and the Letter of Credit shall specifically state on its face that it is transferable by Landlord, its successors and assigns.  Landlord shall be responsible for all costs and fees charged to effect such transfer.

4.4.8                        Return of Letter of Credit at End of Term. Within 45 days after the expiration of the term, to the extent Landlord has not previously drawn upon any Letter of Credit or Security Proceeds held by Landlord, Landlord shall return the same to Tenant, less so much thereof that Landlord reasonably estimates is necessary to compensate Landlord toward the curing of any continuing default of any of Tenant’s obligations under this Lease, specifically including any restoration obligations under Section 6.1.9.

4.4.9                        Reduction in Letter of Credit Amount. On the condition that (a) Tenant is not in default at the time of the applicable reduction, (b) has not been in default of its monetary obligations under this Lease more than two times during the Term, (c) Tenant has had a net income for the immediately preceding fiscal year of Tenant prior to the applicable reduction (the “Profitability Test”), as shown on Tenant’s Consolidated Statement of Operations in its most recent audited annual report, and (d) to the extent Tenant is no longer a public company, Tenant provides Landlord with an audited statement reporting satisfaction of the Profitability Test, then the Letter of Credit Amount shall be reduced as follows:

(i)                                     at the end of the 2nd Lease Year, by $170,477.00;

(ii)                                  at the end of the 3rd Lease Year, by $170,477.00; and

(iii)                               at the end of the 5th Lease Year, by $170,477.00.

If Tenant fails to qualify for any reduction in the Letter of Credit Amount due solely to Tenant’s inability to satisfy the Profitability Test as of the date of the applicable reduction, Tenant shall nevertheless be permitted to effect a reduction of $170,477.00 at any time after the stated reduction date once Tenant satisfies the Profitability Test and delivers proof thereof to Landlord, provided that Tenant otherwise satisfies the remaining conditions listed above in this Section 4.4.9.  Any reduction in the Letter of Credit Amount for which Tenant qualifies after the applicable reduction date shall not diminish or postpone any subsequent reduction.  Except as provided above, there shall be no reductions in the Letter of Credit Amount, it being understood that at no time shall the Letter of Credit Amount be less than $511,431.00.  Tenant shall be responsible, at its sole expense, for taking all necessary steps to effect a reduction, provided however that Landlord shall reasonably cooperate with Tenant to amend the Letter of Credit or obtain a Substitute Letter of Credit, as applicable, at no cost to Landlord.

ARTICLE 5

Landlord’s Covenants

5.1                                 Affirmative Covenants.  Landlord covenants with Tenant:

5.1.1                        Heat and Air-Conditioning.  To furnish to the Premises heat and air-conditioning (reserving the right, at any time, to change energy or heat sources) sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat), during the hours of 7:00 a.m. until 6:00 p.m. on Mondays through Fridays and 7:00 a.m. until 1:00 p.m. on Saturdays (“Normal Business Hours”), excluding all legal holidays on which the Building is normally closed.  All charges for gas and chilled water furnished to the Premises for normal office heating and normal office air-conditioning will be included in Operating Costs pursuant to Section 4.2.3 and paid for by Tenant pursuant to said Section 4.2.3.  Heat and air-conditioning will be available to Tenant after Normal Business Hours by prior request of Landlord’s managing agent at least 24 hours in advance.  As of the date of this Lease, Landlord estimates the after-hours charge for heating or cooling an entire wing is $80.00 per wing per hour based on current utility costs.  The after-hours cost is allocated per wing not per floor, and shall be based upon utility costs to Landlord, taking into account wear and tear on equipment. The rate of increase in the after-hours charges shall not exceed the rate of increase in the utility costs to Landlord.  If Tenant shall use chilled water after Normal Business Hours and if such after-hours use shall result in an additional cost to Landlord on account thereof, Tenant shall, upon demand, reimburse Landlord for the actual utility costs plus any additional costs as reasonably estimated by Landlord (such as wear and tear on the equipment).  If Tenant shall use chilled water in excess of reasonable quantities for normal office air-conditioning, then Landlord reserves the right to install a separate meter or sub-meter, at Tenant’s expense, to measure the flow of chilled water to the Premises, if deemed necessary by Landlord, and Tenant shall pay Utilities Charges for the excess chilled water pursuant to Section 4.2.5 above.  The phrase “normal office air-conditioning” wherever used in this Lease means cooling at 1 CFM per square foot averaged over the square footage of the Premises with 55° discharge air and 75° thermostat set points.  In addition, Tenant shall be able to utilize up to 200 tons of process cooling capacity for its labs in Wing B on the 1st Floor, which will be separately sub-metered and paid for by Tenant pursuant to the provisions of Section 4.2.5.

5.1.2                        Electricity.  To furnish to the Premises, separately sub-metered and paid for by Tenant directly to Landlord, as provided in Section 4.2.5 above, electricity for Tenant’s lights, outlets and VAV boxes.  Landlord will provide Tenant with 1,300 KVA of electricity for normal office use from the house system for the Building, and any electrical needs of Tenant above the foregoing capacity will be satisfied by Tenant’s electrical service upgrade work, pursuant to Section 3.5 of this Lease.  If at any time after such initial electrical upgrade work, (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a)  Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b)  Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances and other electrical system upgrades as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs. Tenant shall be entitled to use at least the Tenant’s Percentage of the Building’s available conduit and chase space.

5.1.2.1               Building Generator.  The Building is equipped with a 1,400 kw (1,750 KVA) standby generator (the “Building Generator”).  As of the Date of this Lease, the Building Generator has available capacity for non-exclusive use by tenants of the Building.  Tenant shall be permitted to use up to 725 KVA of the available capacity for Tenant’s “special needs” areas.  If Tenant requires additional generator capacity above what is stated in this Section 5.1.2.1, Tenant will be required to make its own arrangements to accommodate Tenant’s needs.  Tenant acknowledges and agrees that the life safety loads shall remain priority one in the Building Generator.

5.1.3                        Cleaning; Water.  To provide cleaning to the Premises in accordance with cleaning and janitorial standards generally prevailing throughout the term hereof in comparable office buildings within the municipality in which the Building is located, but at least to the standards outlined in Exhibit K ; and to furnish water to the Premises for ordinary cleaning, lavatory and toilet facilities.

5.1.4                        Elevator; Fire Alarm.  To furnish elevator service (if any) from the lobby to the Premises; and to maintain fire alarm systems within the Building.

5.1.5                        Repairs.  Except as otherwise expressly provided herein, to make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas, facilities and plumbing, electrical, heating, ventilating and air-conditioning systems of the Building and Park as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.2                                 Interruption.  Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described services, repairs or replacements caused by breakage, accident, strikes, repairs, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent (except with respect to an “Abatement Event” as provided below), nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

An “Abatement Event” shall be defined as an event or circumstance (other than those addressed in Article 7) that reasonably prevents Tenant from using the entire Premises, or any material portion thereof, or the parking areas of the Property, as a result of Landlord’s failure to provide any service required to be provided by Landlord under this Lease that is essential for Tenant’s use and enjoyment of the Premises, or to provide reasonable access to the Premises, provided that such failure or Landlord’s inability to remedy such event or circumstance is not due to a cause beyond Landlord’s reasonable control generally affecting other buildings in the vicinity of the Premises (such as a neighborhood power outage).  Tenant shall give Landlord notice (an “Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Monthly Fixed Rent and monthly charges on account of Operating Costs Excess and Tax Excess shall be abated entirely or proportionately, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises.  Tenant shall not be entitled to an abatement of Rent if Tenant is then in default of its monetary obligations beyond the expiration of all notice and cure periods under this Lease.  The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s).

5.3                                 Outside Services.With Landlord’s prior reasonable approval, Tenant may, at its sole cost and expense, contract for outside services for the Premises over and above those services to be provided by Landlord as set forth herein, including security services, which Landlord acknowledges may involve the installation of cameras, monitory devices and alarms, (which installation shall be subject to the requirements of Section 6.2.5 below).  Tenant may also elect to perform certain of the Landlord-provided services (such as cleaning) utilizing outside vendors. If Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense, in which event all costs relating to the provision of such services shall be excluded from “Operating Costs”.

5.4                                 Access.  Subject to Landlord’s security requirements (if any), Tenant shall have access to the Building and the parking area serving the Building 24 hours per day, 7 days per week.

5.5                                 Building Amenities.  During the Term of this Lease, Landlord shall cause to be operated a full-service café with catering service for use by all tenants.  Landlord shall construct or provide, at its sole expense, and maintain throughout the Term an unstaffed fitness center in the Park for general availability to all tenants, with no user or membership fees charged to Tenant and its employees.  The fitness center will contain men’s and women’s locker rooms with shower facilities, cardio equipment, free weights, strength training equipment and stretching areas.  Landlord agrees to complete such fitness center no later than the Commencement Date and operate the same throughout the Term.  Regarding the conference center, Landlord shall assist Tenant in arranging for access to a shared conference facility, which is currently leased to Sun.  Sun has indicated to Landlord that it will work with other tenants of the Park to provide reasonable access to such conference facility, at Sun’s discretion.  Landlord agrees to continue to operate a café and catering service and fitness center of substantially comparable quality, general size and services throughout the Term.  Within 60 days following the date of this Lease, Landlord will provide Tenant with general rules and guidelines relating to the use of the Park amenities center and the Sun conference facility.

5.6                                 Environmental. Landlord represents to Tenant to Landlord’s actual knowledge that, except as may be disclosed in that certain Phase 1 Environmental Site Assessment Report prepared by Sleeman Hanley & DiNitto dated June 15, 2007 (the “Phase 1 Report”), there are no hazardous materials in, on, about, under or emanating from the Premises or the Park in violation of any laws.  Landlord shall indemnify and defend, with counsel reasonably acceptable to Tenant, and hold Tenant harmless from and against, any and all liabilities, costs, expenses, damages, claims, fees, penalties,  and fines incurred by Tenant as a result of the existence prior to and on the Date of this Lease of hazardous materials, or oil  in, on or about the Premises or the Park; provided, however, that with respect to claims against Tenant by employees or former employees of Tenant relating to such pre-existing hazardous materials or oil, Landlord shall have no duty to defend Tenant, and Landlord’s obligation to indemnify Tenant in such cases shall apply only if such employee’s claim prevails, despite Tenant having used reasonable efforts to defend such claim, in a judicial proceeding in a court of competent jurisdiction through final judgment, with no further appeal.  Landlord shall not be responsible for any claims for consequential damages or lost profits of Tenant.  Tenant hereby acknowledges receipt of the Phase 1 Report.

5.7                                 Insurance. Landlord shall maintain in full force throughout the Term, a policy of insurance upon the Building insuring against all risks of physical loss or damage under a “special” coverage form in an amount at least equal to the full replacement value of the Building, with an Agreed Amount endorsement, as well as insurance against breakdown of boilers and other machinery as customarily insured against.

5.8                                 Representations.Landlord represents and warrants to Tenant as of the date hereof that (a) Landlord holds fee simple title to the Property, subject to no mortgage other than a mortgage to Bank of America and related participants; (b) Landlord has full power and authority to enter into this Lease; (c) no other party has any possessory right to the Premises or has claimed the same; and (d) Landlord has not received notice within the 12-month period preceding the Date of this Lease of any noncompliance with any land use laws or environmental laws relating to the Building that would adversely affect Tenant’s ability to use the Premises (specifically excluded are any notifications relating to any pre-existing condition described in the Phase 1 Report).

5.9                                 Indemnification Landlord shall save harmless, exonerate and indemnify Tenant, its agents and employees (such agents and employees being referred to collectively as the “Tenant Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property occurring outside the Premises but within the Building (excluding the Connector Bridge) or on the Campus Common Areas arising out of the negligence, fault or misconduct of Landlord or Landlord’s failure to perform and observe the obligations expressly assumed under the provisions of this Lease, except if the same was caused by the negligence, fault or misconduct of Tenant or the Tenant Related Parties.  In respect of all of the foregoing, Landlord shall indemnify Tenant and the Tenant Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Tenant or the Tenant Related Parties by reason of any such claim, Landlord, upon notice from Tenant and at Landlord’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant provided that Tenant shall be deemed to have approved counsel provided by Landlord’s liability insurer.

ARTICLE 6

Tenant’s Additional Covenants

6.1                                 Affirmative Covenants.  Tenant covenants at all times during the term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.1.1                        Perform Obligations.  To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2                        Use.  To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant’s sole expense.  With respect to any licenses or permits for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.

6.1.2.1             Prohibited Occupants. Tenant acknowledges and agrees that the Premises, and any other premises in the Park subsequently leased to Tenant, may not be leased to, or used or occupied by any of the following entities (the “Prohibited Occupants”):

Cisco	Dell	Yahoo
EMC	Google
Hewlett-Packard	IBM
Microsoft	Network Appliance
Red Hat	VMWare

It is understood that Landlord has imposed the foregoing prohibition for the benefit of Sun, and Tenant acknowledges that Sun is a third party beneficiary of the foregoing restriction and use prohibition.  If Tenant allows of the Premises to be used or occupied by any of the Prohibited Occupants in violation of this provision, Landlord may take any and all action necessary to cause such use or occupancy to cease.  During the Term of this Lease, if Sun seeks to reduce the premises under the Sun Lease, Landlord agrees to use reasonable efforts to obtain an agreement by Sun to eliminate the foregoing described use restriction.

6.1.3                        Repair and Maintenance.   To maintain the Premises in neat order and condition and to perform all routine and ordinary repairs to the Premises and to any plumbing, heating, electrical, ventilating and air-conditioning systems or other specialty systems located within or outside of the Premises and installed by Tenant such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. Additionally, Tenant shall maintain the Cooling Plant and keep it in good condition and repair throughout the Term.  (Landlord, upon default of Tenant beyond the expiration of the applicable notice and cure periods hereunder [except in emergencies where immediate action may be taken],  may elect, at the expense of Tenant, and upon three (3) business days’ prior written notice or fewer if reasonable under the circumstances, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.)

6.1.4                        Compliance with Law.  To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof.  Notwithstanding the foregoing, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (a) structural repairs or modifications; or (b) repairs or modifications to the utility or building service equipment; or (c) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall be due to Tenant’s particular manner of use of the Premises (as opposed to office use generally) or required on account of any work done by or on behalf of Tenant.

6.1.5                        Indemnification.   To save harmless, exonerate and indemnify Landlord, its agents (including, without limitation, Landlord’s managing agent) and employees (such agents and employees being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises (including the Connector Bridge) and the Property or on the Campus Common Areas arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the willful negligence, fault or misconduct of Landlord or the Landlord Related Parties.  In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord.  The preceding indemnification shall expressly survive the expiration or earlier termination of this Lease.

6.1.6                        Landlord’s Right to Enter.   To permit Landlord and its agents to enter into and examine the Premises at reasonable times, and upon reasonable prior notice when practical, and to show the Premises, and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises. Landlord’s entry shall be subject to Tenant’s reasonable security rules, including the requirement that Landlord be accompanied by a Tenant representative (except in emergency circumstances).

6.1.7                        Personal Property at Tenant’s Risk.   All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

6.1.8                        Payment of Landlord’s Cost of Enforcement.  To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9                        Yield Up.   At the expiration of the Term or earlier termination of this Lease:  to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to deliver to Landlord stamped architectural plans showing the Premises at yield up (which may be the Final Plans  if Tenant has made no installations after the Commencement Date); to remove all wiring and cabling; to remove all rooftop equipment, and such installations and alterations made by it, including the TIW, as Landlord had designated for removal at the time of Landlord’s approval of such installations or alterations (as set forth below) and all Tenant’s signs wherever located; to repair all damage caused by such removal and restore any damaged areas to normal office finishes standard for the Building; and to yield up the Premises, including all installations and improvements made by Tenant (which shall be intact and in good working order, reasonable wear and tear and casualty damage excepted), except for Tenant’s trade fixtures and such of said installations or improvements as Landlord shall have requested Tenant to remove at the time of plan approval as set forth below.  Landlord reserves the right to require removal of any alterations for which plans were not required pursuant to the provisions of Section 6.2.5 of this Lease, if Tenant had failed to so request Landlord’s designation for removal of such alterations as set forth in  Section 6.2.5.  Tenant shall surrender the Premises broom-clean and in the condition the same were in on the Commencement Date, reasonable wear and tear and casualty damage excepted. Tenant, at the time of requesting Landlord’s approval of any installations or alterations in the Premises, including the TIW and Tenant’s Work Change Orders (whether or not plans are required for the installation) shall request in writing that Landlord designate which such installations or alterations must be removed at the expiration or earlier termination of this Lease.  After receipt of Tenant’s request, Landlord shall notify Tenant in writing which such installations or alterations must be removed from the Premises at the expiration or earlier termination of this Lease.  If Landlord does not indicate that a particular installation must be removed, then Landlord shall not later have the right to request its removal.  Likewise, if Tenant, when making any installations or alterations, fails to so request in writing whether Landlord will require removal of such installation or alteration, then Landlord reserves the right to require Tenant to remove the installation or alteration at the end of the Term. With respect to the TIW, Tenant need not make a formal written request; however, Landlord shall, as part of its approval of the Schematic Design Plans provide a preliminary summary of which items, if any, it requires be removed.  Landlord will provide Tenant with a progress summary of items designated for removal as soon as practical following receipt of the Design Development Permitting/Pricing Plans, taking into consideration that the resulting Final Plans may necessitate amendment of Landlord’s summary of items that require end of term removal.  In any event, Landlord agrees to be reasonable in determining whether any installation or alteration must be removed and agrees to limit its removal requirements to those installations or alterations that Landlord deems specialized for Tenant’s use and not typical for normal office tenant use (such as specialty process electrical systems, chillers, generators, nitrogen tanks, by way of example, but not finishes and architectural elements included in the TIW).  Any property required to be removed that is not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises.  Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided; however, notwithstanding the foregoing, Tenant shall not be liable for any consequential damages if Tenant occupies the Premises for fewer than thirty (30) days beyond the expiration or earlier termination of this Lease.  Except as specifically provided for in this Section 6.1.9, Tenant shall not be liable for any consequential damages for breach of any provision of this Lease.

If the Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a daily rate equal to one and one-half (1.5) times the Rent in effect under this Lease as of the day prior to the date of expiration of this Lease, for the first thirty (30) days of such holding over, and thereafter at a daily rate of two (2) times the Rent in effect as of the day prior to the date of expiration of this Lease.

6.1.10                  Rules and Regulations.  To comply with the Rules and Regulations set forth in Exhibit E, and with all reasonable Rules and Regulations of general applicability to all tenants of the Building and the Park hereafter made by Landlord, and of which Tenant has been given notice, concerning, among other things, the use of the cafeteria and fitness center and conference center. Landlord shall not be liable to Tenant for the failure of other tenants to conform to such Rules and Regulations, of which Tenant has been given notice. Landlord shall use reasonable efforts to enforce the Rules and Regulations and shall apply the same in a non-discriminatory manner.

6.1.11                  Estoppel Certificate.   Upon not less than ten (10) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit F or in another form reasonably similar thereto, or such other commercially reasonable form as Landlord may provide from time to time, certifying all or any of the following to the extent true:  (i) that this Lease is unmodified and in full force and effect, (ii) whether the term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) whether or not Landlord is in default in performance of any of the terms of this Lease, (iv) whether Tenant has accepted possession of the Premises, (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request.  Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage.  Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises.  The requirement of the immediately preceding sentence shall not apply as long as Tenant is a publicly traded company.

6.1.12                  Landlord’s Expenses Re Consents.  To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.1.13                  Representation Tenant represents and warrants to Landlord that the person signing below has full power and authority to bind Tenant and that Tenant has the authority to enter into this Lease and has obtained all consents and approvals and has taken all actions necessary in connection therewith.

6.2                                 Negative Covenants.   Tenant covenants at all times during the term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1                        Assignment and Subletting.  Except in connection with a Permitted Transfer, not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord.  In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises (whether to a Successor or Affiliate or to a third party), Tenant shall notify Landlord in writing of Tenant’s intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and in the case of a transfer to a third party, shall request in such notification that Landlord consent thereto.  Except in connection with a Permitted Transfer, Landlord may terminate this Lease in the case of a proposed assignment or any proposed sublet of all or any portion of the Premises for the remainder of the Term; and, in the case of any proposed subletting that results in more than 30% of Tenant’s space in the Premises and in the Building 75 Premises, in the aggregate, being sublet space, whether via one sublease or multiple subleases, (but in no event resulting in more than 50% of the Premises being sublet) Landlord may recapture that space proposed for subletting and terminate this Lease in part with respect to the entire sublet space or the newly proposed sublet space, as applicable. If Landlord exercises its recapture right, it shall do so by giving written notice of termination to Tenant within ten (10) days after Tenant’s request for consent and Landlord’s receipt of all relevant information reasonably required by Landlord, with such termination to be effective as of the effective date of such assignment or subletting.  Landlord agrees to respond to Tenant’s request for consent within ten (10) days following Landlord’s receipt of all information reasonably requested by Landlord to evaluate Tenant’s request.  If Landlord fails to respond by the expiration of such 10-day period, Tenant shall send Landlord a second notice captioned, “SECOND REQUEST FOR CONSENT,” and Landlord’s failure to respond within five (5) business days after receiving Tenant’s second request shall be deemed a waiver of its recapture right.  If Landlord does not so terminate or is deemed to have waived its right to terminate, Landlord’s consent shall not be unreasonably withheld to an assignment or to a subletting, provided that the following conditions are met:

(i)                                     the assignee or subtenant shall use the Premises only for the Permitted Uses;

(ii)                                  the proposed assignee or subtenant has a net worth and, in the case of an assignee, creditworthiness, reasonably sufficient to enable it to perform the obligations of Tenant under this Lease, or the sublease, as applicable;

(iii)                               the amount of the aggregate rent to be paid by the proposed subtenant is not less than eighty (80%) percent of the then current market rate for the Premises; and

(iv)                              the proposed assignee or subtenant is not then a tenant in the Building or the Park, or an entity with which Landlord is dealing or has dealt within the preceding six months regarding the possibility of leasing space in the Building or the Park, and Landlord actually has available reasonably comparable space in the Park;

(v)                                 the proposed assignee or subtenant is not a Prohibited Occupant as defined under subsection 6.1.2.1.

Tenant shall furnish Landlord with any information reasonably requested by Landlord to enable Landlord to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant.  Tenant’s rights under Sections 2.3, 2.4, 2.5 and 6.2.5.1 are personal to the initial named Tenant and may not be assigned except (a) in connection with an assignment of this Lease to an Affiliate or Successor, and (b) in connection with an assignment of this Lease and the Building 75 Lease, together and in their entirety, to a single assignee.

Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable legal expenses incurred in connection with any request by Tenant for such consent.  If Landlord consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.

If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part. Tenant shall pay to Landlord as additional rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.  In calculating any excess rent payable by Tenant to Landlord pursuant to this provision, Tenant shall first be entitled to deduct (a) the gross Fixed Rent and Additional Rent paid to Landlord by Tenant with respect to the subject portion of the Premises during the period commencing on the date Tenant vacates the subject portion of the Premises until the date the assignee or sublessee is obligated to pay rent pursuant to its assignment or sublease; (b) improvement allowances or other economic concessions granted by Tenant to the assignee or sublessee; (c) the unamortized costs of initial and subsequent improvements to the sublet portion of the Premises paid for by Tenant and amortized over the sublease term; (d) costs incurred by Tenant to buy out or take over the previous lease of the assignee or sublessee; (e) all costs incurred by Tenant to advertise the subject portion of the Premises for assignment or sublease; (f) brokerage commissions and legal fees paid by Tenant in connection with the assignment or sublease; and (g) all other costs reasonably incurred by Tenant.

Except as otherwise expressly provided, the preceding provisions of this Section 6.2.1 shall not apply to a sublet of all or any portion of the Premises or an assignment of this Lease to either (i) an entity which is controlled by, is under common control with, or which controls Tenant (any of the foregoing, an “Affiliate”) or (ii) an entity into or with which Tenant is merged or consolidated or which acquires all or substantially all of Tenant’s stock or assets (any of the foregoing, a “Successor”), provided that in the case of an assignment of this Lease to an Affiliate or Successor (1) such Affiliate or Successor, as the case may be, agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to assume and perform all the obligations of Tenant; (2) Tenant continues to remain primarily liable under this Lease; and (3) Tenant notifies Landlord of the merger, consolidation, or purchase of assets, stock or membership interests at least ten (10) days prior to the effective date of such transfer (except where the transaction must for legal and reasonable business purposes remain confidential, in which event such proof of net worth shall be delivered promptly after consummation of the transaction).  The transaction for which consent from the Landlord is not required pursuant to this paragraph shall be referred to as a “Permitted Transfer.”

If at any time during the term of this Lease, there is a name change, reformation or reorganization of the Tenant entity, Tenant shall so notify Landlord and deliver evidence reasonably satisfactory to Landlord documenting such name change, reformation or reorganization.  If, at any time during the term of this Lease, there is a transfer of a controlling interest in the stock, membership or general partnership interests of Tenant, Tenant shall so notify Landlord and (whether or not Tenant so notifies Landlord) such a transfer will be deemed an assignment subject to the provisions of this Section 6.2.1. The provisions of the preceding sentence shall not be applicable as long as Tenant is a publicly traded company.

6.2.2                        Nuisance.  Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3                        Hazardous Wastes and Materials.  Except for customary office and cleaning supplies (which shall be handled in compliance with all applicable laws), not to dispose of any hazardous wastes, hazardous materials or oil on the Premises or the Property, or into any of the plumbing, sewage, or drainage systems thereon, and to indemnify and save Landlord harmless from all claims, liability, loss or damage arising on account of the use or disposal of hazardous wastes, hazardous materials or oil, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the aforesaid systems.  Tenant shall comply with all governmental reporting requirements with respect to hazardous wastes, hazardous materials and oil, and shall deliver to Landlord copies of all reports filed with governmental authorities. The preceding indemnification shall expressly survive the expiration or earlier termination of this Lease.

6.2.4                        Floor Load; Heavy Equipment.  Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law.  Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight.  Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance.  Tenant shall not move any safe, heavy machinery, heavy equipment, freight or fixtures into or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize.

6.2.5                        Installation, Alterations or Additions.A.      Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions or ceilings (except for holes for normal office wall hangings such a pictures and the like) or floors, nor the installation or modification of any locks or security devices without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed with respect to interior, nonstructural alterations or installations that do not adversely affect the structural integrity of the Building, impact the Building systems, or involve penetration of the roof or exterior walls, and then only pursuant to plans and specifications approved by Landlord (acting reasonably) in advance in each instance.  Landlord agrees to respond to Tenant’s request for consent and approval within ten (10) days following Landlord’s receipt of all information reasonably requested by Landlord to evaluate Tenant’s request.  If Landlord fails to respond by the expiration of such 10-day period, Tenant shall send Landlord a second notice captioned, “SECOND REQUEST FOR CONSENT,” and Landlord’s failure to respond within five (5) business days after receiving Tenant’s second request shall be deemed approval. Notwithstanding the foregoing, Tenant, without the prior consent of Landlord, may make nonstructural, interior alterations or installations at a cost not to exceed $1.00 per rentable square foot of the Premises per alteration/installation project (and then only up to $3.00 per rentable square foot of the Premises in any 12-month period), only if such alterations or installations do not adversely affect the structural integrity of the Building, impact the Building systems, involve penetration of the roof or exterior walls. In addition, Tenant may, without Landlord’s prior consent, paint and carpet interior areas of the Premises that are not visible from outside the Premises.  In any instance where Tenant is permitted to make an installation or alteration without Landlord’s prior consent, then Tenant shall, at the time of making such installation or alteration, request in writing if such installation or alteration must be removed at the expiration or earlier termination of this Lease.  If Landlord so designates such installation or alteration for removal, then Tenant shall remove the same in accordance with the provisions of Section 6.1.9 above.  If Tenant fails to make such request, then Landlord shall have the option to require Tenant to remove such installation or alteration at the end of the Term.

B.  Tenant agrees to employ for any work one or more responsible contractors of whom Landlord has given prior approval, and whose labor will work without interference with other labor working on the Property, and to cause such contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and comprehensive public liability insurance covering such contractors on or about the Premises in amounts at least equal to the limits set forth in Section 1.1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work.  Tenant shall pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request (which shall be made reasonably in light of the scope and cost of the proposed work, among other factors) Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work.  In any event, Tenant shall, within ten days after the institution of such liens or encumbrances, bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work.  Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work.  All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws.  Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

6.2.5.1               Rooftop Equipment.  Without waiver of any of the requirements of Section 6.2.5, Tenant shall have the right, at its sole cost and expense, to install, maintain, and use one or more satellite dishes or antennae on the roof of the Building, subject in all cases to Landlord’s approval regarding number, size, location and the manner of installation, including conformance with Landlord’s reasonable design criteria and any other reasonable requirements (including visual shielding such that it cannot be seen from street level) and provided that such installation does not void any roof bonds or affect the integrity of the roof.  The installation, operation, maintenance and removal of any rooftop equipment shall be Tenant’s responsibility, at its sole cost and expense and shall be performed in accordance with the terms of the Lease (including but not limited to Section 6.2.5) and all applicable laws and requirements of applicable governmental authorities.  Landlord shall not charge Tenant for the right to use the roof to install the rooftop equipment.  Tenant shall indemnify, defend and hold Landlord harmless from and against any liability, claims, damage or loss arising from the installation, maintenance, repair replacement and operation of any rooftop equipment, unless caused by Landlord, its agents, employees or contractors.  Tenant shall have the right to use its pro rata share of available shaft space, if any, in the Building as reasonably necessary to connect the Premises to the rooftop equipment.  Tenant shall have access to the roof upon reasonable notice to Landlord  for the purpose of installing, operating, maintaining, repairing, or removing the rooftop equipment.   Upon the expiration or earlier termination of this Lease, Tenant shall remove all rooftop equipment from the roof and repair any damage to the roof caused thereby.  The right to install the rooftop equipment is personal to the initial named Tenant and may not be used by, or assigned or otherwise transferred to, any other party, except as otherwise provided in Section 6.2.1.

6.2.6                        Abandonment.  Not to abandon the Premises during the term, it being understood and agreed that vacancy of the Premises shall not be construed as abandonment so long as all of Tenant’s other obligations under this Lease continue to be timely performed and reasonable measures are taken by Tenant to manage the vacant space.

6.2.7                        Signs.  Not without Landlord’s prior written approval to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises.  Notwithstanding the foregoing, Landlord, at its sole cost and expense, shall provide Tenant with building standard identification on the digital directory in the lobby of the Building and on the monument signs located outside the main entrance of the Building and on Network Drive, as allowed by the Town.  For so long as Tenant is the largest or second largest tenant in the Building (determined by the Rentable Floor Area of the Premises, from time to time) Tenant shall have the right to install an identification sign on the exterior façade of the Building, the size and location of which must first be approved by Landlord (which approval shall not be unreasonably withheld) and be in compliance with the Network Drive Sign Policy (the receipt of which Tenant hereby acknowledges).  All signage is subject to and must comply with applicable building codes and zoning ordinances of the Town of Burlington.  Tenant shall be solely responsible for all costs of installing, maintaining and removing its exterior sign.

6.2.8                        Parking and Storage.  Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary.

ARTICLE 7

Casualty or Taking

7.1                                 Termination.  In the event that the Premises or the Building, or any material part thereof, (a) shall  be taken by any public authority or for any public use, or (b) shall be Substantially Damaged (as hereinafter defined) by fire or casualty, or by the action of any public authority, or (c) the net proceeds of insurance recovered or damages awarded is insufficient to pay for the cost of restoration work, then this Lease may be terminated at the election of Landlord.  The term “Substantially Damaged” as used herein shall mean damage so extensive that thirty-five (35%) percent or more of the Rentable Floor Area of the Building is destroyed.  Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty.  If Landlord elects to terminate this Lease, it shall also terminate the leases of all other similarly situated tenants of the Building.  In the event that the Premises are destroyed or damaged by fire or casualty, or if there is a taking of a material part of the Premises or Building, and in either case, in the reasonable opinion of an independent architect or engineer selected by Landlord, cannot be repaired or restored within three hundred and sixty five (365) days from the date of such event, then this Lease may be terminated at the election of Landlord or Tenant, which election shall be made by the giving of notice to the other party within thirty (30) days after the date the opinion of the architect or engineer is made available to the parties.  If any taking affecting the parking area serving the Building reduces the number of parking spaces afforded Tenant pursuant to Section 2.1, by more than twenty-five (25%) percent, and if Landlord does not provide Tenant with permanent substitute parking elsewhere in the Park within ninety (90) days of the taking, then this Lease may be terminated at the election of Tenant by written notice to Landlord within twenty (20) days after at the expiration of such 90-day period.  In addition, with respect to a taking or casualty occurring during the last twelve (12) months of the Term (if Tenant has declined to exercise any remaining Extension Option) which causes the Premises or the Building, or any material part thereof, to be damaged to the extent that 30% or more of the Rentable Floor Area of the Premises or the Building is destroyed, then either Landlord or Tenant may elect to terminate this Lease, which election shall be made within twenty (20) days after the taking or casualty and effective as of the date that is 45 days after the date of a party’s written notice of its election.

7.2                                 Restoration.  If neither Landlord nor Tenant elects to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use (which shall at least be the same as immediately prior to the taking or casualty), which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered, or recoverable if Landlord carried the coverage required to be carried hereunder, or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence.  “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3                                 Award.  Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases, except for awards made for Tenant’s moving expenses and equipment and trade fixtures.  Except for such awards, Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request.

ARTICLE 8

Defaults

8.1                                 Events of Default.  (a)  If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum due Landlord hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b)  if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (c)  if Tenant’s leasehold interest shall be taken on execution, or (d)  if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within  fifteen (15) days thereafter, or (e)  if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (f)  if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within  ninety (90) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

8.2                                 Remedies.  In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay punctually to

Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 8.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i)  relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii)  make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

In lieu of full recovery by Landlord of the sums payable under the foregoing provisions of this Section 8.2 (except for the amount of any rent of any kind accrued and unpaid at the time of termination) Landlord may by written notice to Tenant, elect to recover, and Tenant shall thereupon pay forthwith to Landlord, as compensation, the discounted present value (calculated using a discount factor equal to the then “Prime Rate” as is used by the Bank of America or its successor) of the excess of the total rent reserved for the residue of the term over the rental value of the Premises for said residue of the term.  In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3                                 Remedies Cumulative.  Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4                                 Landlord’s Right to Cure Defaults.  Landlord may, but shall not be obligated to, cure, at any time, without notice, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5                                 Effect of Waivers of Default.  Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6                                 No Waiver, etc.  The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord.  No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7                                 No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Mortgage Holders

9.1                                 Rights of Mortgage Holders.  The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof.  The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage.  Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security.  Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord.

No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure.  Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name.  Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2                                 Lease Superior or Subordinate to Mortgages.  A. It is agreed that the rights and interest of Tenant under this Lease shall be (i)  subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii)  prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any future mortgages, the holder thereof agrees to recognize Tenant’s rights under this Lease and not to disturb the possession of Tenant. Tenant agrees it will, upon not less than fifteen (15) days’ prior written request by Landlord, execute, acknowledge and deliver any and all reasonably acceptable instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority.  Tenant agrees that any future SNDA that is similar in all materially respects to the form of SNDA attached as Exhibit M will be deemed “reasonably acceptable”.  Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.

B.                                     Landlord agrees to use diligent efforts to cause its current mortgagee to deliver to Tenant  a “subordination, nondisturbance and attornment agreement” in the form attached to this Lease as Exhibit M (the “SNDA”), no later than 5 business days after full execution of this Lease.  It is agreed that it shall be an express condition precedent to the validity of this Lease that Landlord’s current mortgagee provides such an SNDA to Tenant, and if such SNDA is not provided to Tenant by the aforesaid date, then Tenant shall have the right to terminate this Lease by giving written notice of termination to Landlord no later than 10 business days after the full execution of this Lease, effective upon the giving of such notice.

ARTICLE 10

Miscellaneous Provisions

10.1                           Notices from One Party to the Other.  All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord (with a copy by similar means to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Attn:  Paul Jakubowski)  and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant.  Any notice shall be deemed duly given upon receipt or rejection when mailed to such address postage prepaid, by certified mail, return receipt requested, or on the next business day when sent by nationally recognized overnight courier, or when delivered to such address by hand.

10.2                           Quiet Enjoyment.  Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3                           Lease not to be Recorded.  Each party agrees that it will not record this Lease.  Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute.  Following satisfaction of the contingencies set forth in Sections 2.2.1 and 9.2B, either party may record a notice of lease in the form attached hereto as Exhibit G, which notice of lease shall be executed at Lease signing but held until satisfaction of such contingencies.  Tenant agrees to execute, acknowledge and deliver a notice of termination of lease in Tenant’s name upon its execution of this Lease which is to be held in escrow by Landlord until the expiration or earlier termination of this Lease.

10.4                           Limitation of Landlord’s Liability.  The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be.  Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and proceeds thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

10.5                           Force Majeure.  In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control (any of the foregoing causes being referred to herein as “Force Majeure”) shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay.  No event shall constitute “Force Majeure” unless the party invoking the benefit of this Section 10.5 advises the other party of the occurrence of the alleged Force Majeure event within 5 business days after such party’s awareness of the occurrence of such event.

10.6                           Landlord’s Default. A.  Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord (with copies of such notice delivered simultaneously to all mortgagees of which Tenant has notice) specifying the nature of Landlord’s alleged default.  Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of Landlord’s default, whether or not notice is given.  Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder, except as expressly provided below.

B.  If Landlord fails, after the expiration of the cure periods specified in Paragraph (A) above, to cure any default, Tenant may, after ten (10) days prior written notice to Landlord captioned “NOTICE — SELF-HELP REMEDY TO BE INVOKED” advising Landlord that Tenant intends to exercise its self-help rights under this Section 10.6, undertake to cure any default by Landlord under this Lease relating to the Premises and/or building systems exclusively serving the Premises, provided however, that Tenant shall not have the right to cure any such default to the extent that such cure would relate to (i) areas outside of the Premises, (ii) the structure or mechanical or life safety systems of the Building or (iii) any systems serving any portion of the Building other than the Premises.  Whenever Tenant so elects to cure a default by Landlord as set forth herein, Landlord shall, within thirty (30) days after receipt of Tenant’s written demand (which shall include reasonably detailed supporting documentation), reimburse Tenant for all costs and expenses incurred by Tenant in curing a default; provided, however, Landlord shall only be responsible for the incremental cost in excess of the cost that would ordinarily be part of Operating Costs under this Lease, if applicable.  If Landlord fails to make any payment to Tenant as and when due, in addition to all other remedies at law or in equity, Tenant shall have the right to offset such owed amounts against its payments of Fixed Rent coming due under this Lease; provided, however, that the amount of each such monthly offset shall not exceed twenty (20%) percent of the monthly installment of Fixed Rent then payable as stipulated under Section 1.1.  Notwithstanding the foregoing, if Landlord has undertaken curative action (which may include providing Tenant with a remedial plan and timetable for rectifying the default) and is proceeding with diligence, but has been unable to fully complete such cure by the expiration of thirty (30) days from Tenant’s first notice of such default, Landlord shall be afforded a reasonable time thereafter in which to complete its curative efforts before Tenant may effect a cure.  If Tenant elects to exercise self-help under this Section 10.6, then Tenant may not avail itself of any other remedy at law or in equity.

10.7                           Brokerage.  Each of Landlord and Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than the Brokers, and each agrees to indemnify, defend and hold the other harmless form and against any and all loss, cost, damage, claim or expense resulting from the breach of the foregoing warranty.  Landlord shall pay the Brokers pursuant to a separate agreement.  Tenant shall have no liability for any amounts due the Brokers.

10.8                           Applicable Law and Construction; Merger; Jury Trial.  This Lease may be executed in counterpart copies, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby.  This Lease and the Exhibits attached hereto and forming a part hereof constitute all the covenants, promises, agreements, and understandings between Landlord and Tenant concerning the Premises and the Building and there are no covenants, promises, agreements or understandings, either oral or written, between them other than as are set forth in this Lease.  Neither Landlord nor Landlord’s agents shall be bound to any representations with respect to the Premises, the Building or the Property except as herein expressly set forth, and all representations, either oral or written, shall be deemed to be merged into this Lease. Each of Landlord and Tenant shall and does hereby waive trial by jury in any action, proceeding, or claim regarding any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.  The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.  Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively.  If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

WITNESS the execution hereof under seal on the day and year first above written:

Landlord:
NETVIEW 5 AND 6 LLC,
a Delaware limited liability company

By:	NetView Investments LLC, a Delaware limited liability company, its Manager
	By:	NetView Holdings LLC, a Massachusetts limited liability company, its Manager

		By:	Nordbloom Development Company, Inc., a Massachusetts corporation, its Manager

			By:	/s/ Og Hunnewell

Tenant:
AVID TECHNOLOGY, INC.

/s/ Ken Sexton
By:	Ken Sexton
Its:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

EXHIBIT A

PLAN SHOWING THE PREMISES

(Graphics Omitted)

EXHIBIT A-1

PLAN SHOWING THE PARK

(Graphic Omitted)

EXHIBIT B

COMMENCEMENT DATE AGREEMENT

Pursuant to Section          of the Lease dated                        (“Lease”)  between                                     (“Landlord”) and                              (“Tenant”) in the building known as                                                                  in                                 , Massachusetts,  Landlord and Tenant hereby acknowledge and agree that:

1.               The Commencement Date of the Lease is                               -;

2.               The 1st Lease Year commenced on                                       ;

3.               The Expiration Date is                                         ;

4.               The Rent Commencement Date occurred on                                          ;

5.               The Date by which the Extension Options Periods must be exercised:

a.               First Option:

b.              Second Option:

5.               The date by which the Contraction Option must be exercised:                                    .

Executed under seal this                    day of                                             .

Landlord:

By:
Print Name:
Print Title

Tenant:

By
Print Name:
Print Title:

EXHIBIT C

SCHEMATIC DESIGN PLAN

(Graphic Omitted)

EXHIBIT D

WORK CHANGE ORDER FORM

Lease Date:	Date:

Landlord:	Work Change Order No.:

Tenant:	Building Address:

Premises:

Tenant directs Landlord to make the following additions to Landlord’s work:

Description of additional work:

Work Change Order Amount:

Amount of Previous Work Change Orders:

This Work Change Order:

Total Amount of Work Change Orders :

Landlord approves this Work Change Order and Tenant agrees to pay to Landlord the Total Amount of Work Change Orders  within ten days following  Landlord’s invoice, unless this Work Change Order is for $20,000 or more in which case Tenant will deposit such amount into the construction escrow account.

Tenant:	Landlord:

By:	By:

Title:	Title:

EXHIBIT E

RULES AND REGULATIONS

1.

Campus Common Areas and Building Common Areas, such as sidewalks, doorways, vestibules, halls, stairways and other similar areas, shall not be obstructed by Tenant or used by Tenant for any purposes other than ingress and egress.  No rubbish, litter, trash or material shall be placed, emptied, thrown or stored in those areas.

2.

Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance.

3.

Tenant shall not waste electricity or water in the Building premises and shall cooperate fully with Landlord to assure the most effective operation of the Building heating and air conditioning systems.  All regulating and adjusting of heating and air-conditioning apparatus shall be done by the Landlord’s agents or employees. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.  Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent.

4.	Tenant shall obtain Landlord’s approval before any use or disruption of the Campus underground telecommunications infrastructure.

5.	Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Building.

6.

No bicycles, or vehicles of any kind shall be brought into or kept in or about the Premises.  No animals, with the exception of those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.  “Fred the Dog” will be housed at the Park within the Sun Microsystems Premises for the purpose of Geese control.

7.	No space in the Building shall be used for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

8.	Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

9.

The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein.  All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

10.	Landlord reserves the right to establish, modify, and enforce reasonable parking rules and regulations, provided such rules and obligations do not diminish Tenant’s rights under the Lease.

11.

Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional reasonable rules and regulations when in its judgment deems it necessary, desirable or proper for its best interest and for the best interest of the tenants and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant, provided such rules and regulations do not diminish Tenant’s rights under the Lease.  Landlord shall not be responsible to any tenant for the nonobservance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building, but Landlord shall enforce the rules and regulations in a non-discriminatory manner.

12.

Tenant acknowledges that the Building has been designated a non-smoking building.  At no time shall Tenant permit its agents, employees, contractors, guests or invitees to smoke in the Building or, except in specified locations, directly outside the Building.

13.

The work of cleaning personnel shall not be hindered by Tenant after 6:00 P.M., and cleaning work may be done at any time when the offices are vacant.  Windows, doors, fixtures, and floors when necessary, may be cleaned at any time.  Tenant shall provide adequate waste, rubbish, and recycling receptacles to prevent unreasonable hardship to the cleaning service.

14.

Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, their occupants, entry, use and contents.  Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

15.

Landlord shall have the right to prohibit the use of the name of the Property or any other publicity by Tenant that in Landlord’s sole opinion might impair the reputation of the Property or its desirability.  Tenant shall have the ability to submit requests for publicity uses of the Property to the Landlord for approval, which will not be unreasonably denied.

16.

Tenant shall not operate or permit to be permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.

Tenant shall not use or occupy the Premises in any manner or for any purpose which in Landlord’s sole opinion might injure the reputation or impair the present or future value of the Premises or the Building.  Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

18.

Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”).  Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume.  Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above action.

Tenant shall notify Landlord in the event that any employee is terminated, or if for that or any other reason a security or police presence is deemed necessary at the Property.

19.

All contractors, contractor’s representatives and installation technicians performing work in the Building or on the Property shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.  All of the aforementioned parties will be required to submit a Certificate of Insurance, in accordance with the Property insurance requirements, to the Landlord before beginning any work.

20.

Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord.  Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval will not be unreasonably withheld.  If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by the Landlord.

Deliveries to and from the Premises shall be made only in the areas and through the entrances reasonably designated by the Landlord.  Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, and pedestrian use, or any use which is inconsistent with good business practice.

There shall be no moving of any materials through the Amenities Center.

Tenant shall assume all risk for damage to articles moved and injury to any person resulting from the activity.  If the Property, equipment, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

21.

Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld.  Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

22.

Tenant shall not:  (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance; or (3) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising, without Landlord approval.

23.

No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building or the Property, except those of such color size and style and in such places as are first approved in writing by Landlord.  All tenant identification at the entrance to the Premises shall be installed by Tenant, at Tenant’s cost and expense, using the standard graphics for the Building per the Network Drive Sign Policy and with prior Landlord approval.

24.

Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory or free standing signs shall be permitted unless previously consented to by Landlord in writing.

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

TO:	(“Mortgagee” or “Purchaser”)

THIS IS TO CERTIFY THAT:

1.                                       The undersigned is the tenant (the “Tenant”) under that certain lease (the “Lease”) dated                     , 20  , by and between                          as landlord (the “Landlord”), and the undersigned, as Tenant, covering those certain premises commonly known and designated as                                (the “Premises”) in the building located at                             ,                                 , Massachusetts.

2.                                       The Lease is attached hereto as Exhibit A and (i) together with the Construction Escrow Agreement, Notice of Lease and Subordination, Nondisturbance and Attornment Agreement constitutes the entire agreement between the undersigned and the Landlord with respect to the Premises, (ii) is the only Lease between the undersigned and the Landlord affecting the Premises and (iii) has not been modified, changed, altered or amended in any respect, except (if none, so state):

3.                                       The undersigned has accepted and now occupies the Premises as of the date hereof, and all improvements, if any, required by the terms of the Lease to be made by the Landlord have been completed and all construction allowances to be paid by Landlord have been paid (except as follows). In addition, the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other economic inducement or concession except as set forth in the Lease.

4.

(a)                                  The term of the Lease began (or is scheduled to begin) on                   , 20       and will expire on                   , 20    ;

(b)                                 The fixed rent for the Premises has been paid to and including                               , 20    ;

(c)                                  The fixed rent being paid pursuant to the Lease is at the annual rate of $                        ; and

(d)                                 The escalations payable by Tenant under the Lease are currently $            , on an estimated basis, based on a pro rata share of             %, and have been reconciled through               , 20     .

5.                                       To Tenant’s knowledge, no party to the Lease is in default and the Lease is in full force and effect.  As of the date hereof, to Tenant’s knowledge, the undersigned has no charge, lien or present claim of off-set (and no present claim for any credit or deduction) under the Lease or otherwise, against rents or other charges due or to become due thereunder or on account of any prepayment of rent more than one (1) month in advance of its due date, and to Tenant’s knowledge, as of the date hereof, Tenant has no present claim against Landlord for any security, rental, cleaning or other deposits, except (if none, so state):

6.                                       Since the date of the Lease there are no voluntary actions pending against the undersigned under the bankruptcy, reorganization, arrangement, moratorium or similar laws of the United States, any state thereof of any other jurisdiction.

7.                                       Tenant has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Tenant’s leasehold interest, except as follows:

8.                                       Neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease.

9.                                       Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part).  Tenant has no right to renew or extend the term of the Lease or expand the Premises except as set forth in the Lease.

10.                                The undersigned acknowledges that the parties named herein are relying upon this estoppel certificate and the accuracy of the information contained herein in making a loan secured by the Landlord’s interest in the Premises, or in connection with the acquisition of the Property of which the Premises is a part.

TENANT:

By:
Name:
Title:
Duly Authorized

EXHIBIT G

FORM OF NOTICE OF LEASE

NOTICE OF LEASE

In accordance with the provisions of Massachusetts General Laws Chapter 183, Section 4, as amended, notice is hereby given of the following described lease:

Parties to Lease:

Lessor:                                NetView 5 and 6 LLC, having a mailing address of c/o Nordblom Management Company, Inc., 15 Third Avenue, Burlington, Massachusetts 01803.

Lessee:                               Avid Technology, Inc., a Delaware corporation, having a place of business at 75 Network Drive, Burlington, Massachusetts 01803.

Date of Execution:                      November      , 2009

Description of Leased Premises:

A portion of the entire building located at 65 Network Drive, Burlington, Middlesex County, Massachusetts, said entire building being located on the land described on Exhibit A attached hereto and made a part hereof.

The portion of the building thereof comprising the Leased Premises is described on Exhibit B attached hereto and made a part hereof.

Terms of Lease, Rights of Extension and Other Lease Matters are set forth on Exhibit C attached hereto and made a part hereof

The purpose of this Notice of Lease is solely to provide record notice of the Lease and shall not be construed to alter, modify or supplement the Lease.  The provisions of the Lease itself shall be controlling with respect to all matters set forth herein.  In the event of any discrepancy between the provisions of the Lease and this Notice of Lease, the provisions of the Lease shall take precedence and prevail over the provisions of this Memorandum.

WITNESS the execution hereof under seal by said parties to said Lease.

LESSOR:			LESSEE:

NETVIEW 5 AND 6 LLC,			AVID TECHNOLOGY, INC.
a Delaware limited liability company
By:
By:	NETVIEW INVESTMENTS LLC,		Name:
a Delaware limited liability company, its Manager		Title:

By:	NETVIEW HOLDINGS LLC,
a Massachusetts limited liability company, its Manager

By:	NORDBLOM DEVELOPMENT COMPANY, INC.,
a Massachusetts corporation, its Manager

By:

COMMONWEALTH OF MASSACHUSETTS

County of Middlesex	, 2009

On this            day of                       , 2009, before me, the undersigned notary public, personally appeared                               , proved to me through satisfactory evidence of identification, which was                                       , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as                            of Nordblom Development Company, Inc., a Massachusetts Corporation, in its capacity as manager of Netview Holdings LLC, in its capacity as manager of Netview Investments LLC, in its capacity as manager of Netview 5 and 6 LLC.

Signature and seal of notary
My commission expires:

COMMONWEALTH OF MASSACHUSETTS

County of Middlesex	, 2009

On this            day of                       , 2009, before me, the undersigned notary public, personally appeared                               , proved to me through satisfactory evidence of identification, which was                                       , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as                                    of Avid Technology, Inc., a Delaware Corporation.

Signature and seal of notary
My commission expires:

EXHIBIT A

to

NOTICE OF LEASE

The four-story building in Burlington Massachusetts, located on the parcel of land identified as Lot 6 as shown on the “Definitive Subdivision Plan, Sun Microsystems” prepared by Vanasse Hangen Brustlin, Inc., recorded with Middlesex County (South District) Registry of Deeds as Plan 672 of 2007, and known as 65 Network Drive (the Building and such parcel of land hereinafter being collectively referred to as the “Property”).  The Property is located within the office park located off Network Drive in Burlington, Massachusetts, known Network Drive at Northwest Park (the “Park”).

EXHIBIT B

to

NOTICE OF LEASE

A certain portion (the “Leased Premises”) of the entire Premises described on Exhibit A, said Leased Premises consisting of the following:  the entirety of Wing B of the first floor, a portion of Wing A of the first floor and the entirety of the second floor of the building comprising approximately 72,953 rentable square feet.

EXHIBIT C

to

NOTICE OF LEASE

Terms of Lease, rights of extension and other Lease matters:

1.                                       Term of Lease:

The term of the Lease is for ten (10) Lease Years as defined in the Lease.

2.                                       Rights of Extension:

Two (2) Extension Options to extend the Lease Term for a period of five (5) years each.

3.                                       Other Lease Matters:

Certain rights of first offer relating to the tenant space in the Building during the term of the Lease, as set forth in the Lease.

Tenant maintains a contraction option for the entirety of Wing A of the 2nd floor or Wing A of the first floor of the Leased premises that can be exercised at the end of the 6th Lease Year with an effective termination date at the end of the 7th Lease Year.

There are no options to purchase contained in the Lease.

EXHIBIT H

FORM LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

ISSUANCE DATE:                                                                 ,

BENEFICIARY:	ISSUING BANK:

APPLICANT:	MAXIMUM/AGGREGATE
CREDIT AMOUNT:
USD $

EXPIRATION:

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the Applicant up to an aggregate amount not to exceed                                                                               US Dollars ($                  ) available by your draft(s) drawn on ourselves at sight accompanied by:

The original Letter of Credit and all amendment(s), if any.

Your statement, purportedly signed by an authorized officer or signatory of the Beneficiary certifying that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to Section 4.4 of the lease (the “Lease”) dated                          ,          by and between                                   , as Landlord, and                                       , as Tenant, relating to the premises at                                                         .

Draft(s) must indicate name and issuing bank and credit number and must be presented at this office.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

This Letter of Credit is transferrable by Beneficiary from time to time in accordance with the provisions of Section 4.4 of the Lease.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (ISP 98).”

This Letter of Credit shall expire at our office on                                 ,          (the “Stated Expiration Date”).

It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least forty-five (45) days prior to such Stated Expiration Date) or any anniversary thereof) we shall notify the Beneficiary and the Applicant in writing by registered mail (return receipt) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.

We engage with you that all drafts drawn under and in compliance with the terms of this letter of credit will be duly honored on presentation to us.

Very truly yours,

Authorized Signatory

EXHIBIT I

SUMMARY OF E-DIALOG EXPANSION RIGHTS

AND

LIST OF UNLEASED SPACE

E-Dialog’s Expansion Rights and ROFO Rights

1.                                       Expansion Space: e-Dialog has an option to expand into 50% of Wing A on the 3rd floor of 65 Network Drive, exercisable any time prior to the expiration of its 1st lease year (6/30/10).

2.                                       Additional Expansion Space: e-Dialog has an additional expansion option exercisable at any time prior to the end of its 2nd lease year (6/30/2011), to lease either the balance of Wing A on the third floor or the entire Wing B on the third floor provided the space is then available for lease.

3.                                       ROFO — e-Dialog has an ongoing Right of First Offer, during its initial lease term, on the 50% of Wing A on the third floor or the entire Wing B on the third floor after initial lease up of such space.

Space that is vacant and not subject to lease as of the Date of this Lease:

First Floor — The portion of Wing A not leased to Avid.

The entire Third Floor of the Building.

EXHIBIT J

INVENTORY OF EXISTING EQUIPMENT AND MATERIALS

1.	HVAC

Liebert Evaporator section - 22 TONS
Carrier Condenser section - 20 TONS
3 x 5 ton Liebert units
2 x 3 ton Liebert units
1 x Nordyne AHU & Condensing unit
1 x Fan Powered box
1 x Powerex air compressor
1 x Prevac air compressor
2 x hotwater reheat coils
27 x Enviro-Tec fan powered boxes
10 x Airtherm fan coil units
8 x Liebert mini mates

2.	LIGHTING FIXTURES

27	In boxes 8’ Corelite pendant fixtures.
32	Used 8’ Corelite pendant fixtures
92	Used 4’ Corelite pendant fixtures
40	In boxes 12’ Corelite pendant fixtures
4	Used 12’ Corelite pendant fixtures
39	Corelite pendant fixture end plates
55	4’ Finelite Inc. pendant fixtures
7	12’ Finelite Inc. pendant fixtures
2	8’ Finelite Inc. pendant fixtures
111	1x4 12 cell parabolic/Cooper Lighting
150	2x4 18 cell parabolic (3T8 lamps) Cooper
5	Lumark/Cooper Lighting 1000watt flood
20	Cooper Lighting-4” fl. rough-in
39	Used Cooper Lighting-4” fl. rough-in
44	Cooper Lighting-Halo trim 4”
26	Cooper Lighting-recessed rough-ins
54	Used same as above H800277
30	Cooper Lighting/Trims
32	Used Halo 6” recessed rough-ins
7	Cooper Lighting 120v 6” recessed adjustable incandescent housing
53	277v to 120v 150va transformers
4	Metalux Cat # ESH6 edge-lit exit housing
5	Metalux Cat # ES61WHRC glass edge-lit exit signs
18	Sure-Lites/SLX60 RWH exit signs-Used
48	Used Halo/incandescent 6” recess rough-ins

EXHIBIT K

CLEANING SPECIFICATIONS

SCOPE OF WORK FOR TENANT SPACES

TENANTS GENERAL OFFICE AREA - NIGHTLY

1.                                      Empty waste containers and dispose of contents to a designated area.

2.                                      Clean and sanitize drinking fountains.

3.                                      Spot mop tile floors.

4.                                      Vacuum carpeting.

5.                                      Spot clean desktops and conference tables that have been cleared of papers.

6.                                      Spot clean walls and partitions.

7.                                      Collect paper for recycling.

8.                                      Spot clean carpeting to remove stains and spills.

TENANTS GENERAL OFFICE AREA - WEEKLY

1.                                      Thoroughly vacuum all carpeting corner-to-corner.

2.                                      Clean and sanitize telephones/handsets.

3.                                      Dust bottoms of chairs, computer/typewriter tables, partitions, and windowsills.

4.                                      Spot clean carpeting as necessary.

5.                                      Polish desktops and conference tables that have been cleared of papers.

6.                                      Clean both sides of interior partition glass doors.

7.                                      Dust furniture, fixtures, office equipment, ledges, bookshelves, and windowsills.

8.                                      Remove finger marks, smudges from walls, doors, light switches, etc.

9.                                      Wet mop tile floors.

TENANTS LUNCH ROOM & KITCHEN AREAS - NIGHTLY

1.                                      Sweep and wash floors.

2.                                      Clean outside and wipe down inside of microwave oven.  Wipe down top and doors of refrigerator.

3.                                      Clean and disinfect water coolers.

4.                                      Spot clean walls.

5.                                      Wash counter tops, sink, and kitchen tables.

6.                                      Organize seating area.

DEDICATED RESTROOMS - NIGHTLY

1.                                      Clean and polish all chrome fittings and brightwork, including shelves, flushometers, and metal dispensers.

2.                                      Clean, sanitize, and polish all vitreous fixtures, including toilet bowls, urinals and sinks, using a germicidal detergent solution.

3.                                      Clean and sanitize both sides of all toilet seats with a germicidal detergent solution.

4.                                      Clean and sanitize entrance of grime and handprints.

5.                                      Clean and polish all mirrors and glass.

6.                                      Dust and spot clean all toilet partitions, tile walls, and receptacles.

7.                                      Refill all dispensers, including: sanitary napkins, soap, toilet tissue, paper towels, cups, etc.

8.                                      Dust mop or sweep floors thoroughly, wash, and rinse using a germicidal detergent solution.

9.                                      Empty all trash receptacles and remove collected waste to dumpster, replace liners as necessary.

10.                                Wipe down baseboard after washing floor.

11.                                Shower stalls to be cleaned nightly, clean and polish all chrome fittings and brightwork, including shelves and metal dispensers.

12.                                Pour water in floor drains as needed.

CARPET CLEANING

A complete shampoo and extraction of the carpet areas throughout occupied tenant spaces will take place once a year, generally in the Spring.

WINDOW CLEANING

All exterior and interior perimeter windows will be cleaned on a semi-annual basis, generally in the Spring and Fall.

EXHIBIT L

DESIGN PLAN FOR CONNECTOR ROAD

(Graphic Omitted)

EXHIBIT M

FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

AFTER RECORDING RETURN TO:

Hinckley, Allen & Snyder LLP

50 Kennedy Plaza, Suite 1500

Providence, Rhode Island 02903

Attention:  Joseph P. Curran, Esq.

LEASE SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

This agreement (“Lease Subordination, Non-Disturbance and Attornment Agreement” or “Agreement”) is made as of the            day of November, 2009, among BANK OF AMERICA, N.A., a national banking association organized under the laws of the United States, and having a place of business at, Mail Stop: RI 1-102-12-06, 111 Westminster Street, Suite 1200, Providence, Rhode Island 02903, as Agent (the “Agent”) for the Lenders (as that term is defined in a certain Loan Agreement, as may be amended from time to time, by and between the hereinafter defined Borrower, the Agent and the Lenders), NETVIEW 5 AND 6 LLC, a Delaware limited liability company, having a place of business at c/o Nordblom Management Company, Inc., 15 Third Avenue, Burlington, Massachusetts 01803 (“Landlord” or “Borrower”), and AVID TECHNOLOGY, INC., a Delaware corporation, having a place of business at One Park West, Tewksbury, Massachusetts 01876 (“Tenant”).

Introductory Provisions

A.                                   Agent and the Lenders are relying on this Agreement as an inducement to Lenders in maintaining a term loan in the amount of One Hundred Fifty Two Million Three Hundred Seventeen Thousand and no/100 Dollars ($152,317,000) (“Loan”) secured by, among other things:

(i)                                     (a) a Mortgage, Security Agreement and Fixture Filing, dated as of June 27, 2007, executed by NetView Investments LLC, a Delaware limited liability company (“Original Mortgagor”) in favor of the Agent, recorded with the Middlesex County (South District) Registry of Deeds on June 28, 2007 in Book 49683 at Page 110, and filed with the Registry District as Document No. 1447374 (the “Original Mortgage”),

(b) Subsequently, the Property was conveyed by the Original Mortgagor to the Landlord by Deed dated June 27, 2007 and recorded with the Middlesex County (South District) Registry of Deeds in Book 49683, Page 229 and filed with the Registry District as Document No. 1447378 (the “Conveyance Deed”);

(c) Subsequently, the Borrower assumed the obligations under the Loan pursuant to an Assumption Agreement, dated as of June 27, 2007, by and among Landlord, Original Mortgagor and Mortgagee, recorded with the Middlesex County (South District) Registry of Deeds at Book 49683, Page 246 and filed with the Registry District as Document No. 1447380 (the “Assumption Agreement”); and

(d) Subsequently, the Original Mortgage was amended pursuant to a First Amendment to Mortgage, Security Agreement and Fixture Filing, dated July 23, 2008 and recorded with the Middlesex County (South District) Registry of Deeds in Book 51482, Page 49 and filed with the Registry District as Document No. 2008-00122283 (the Original Mortgage, as assumed and amended is referred to as the “Mortgage”) given by Borrower to Agent covering property located in the County of Middlesex, State of Massachusetts and which is further described in Exhibit A attached hereto (“Property”).

(ii)                                  (a) an Assignment of Leases and Rents, dated June 27, 2007, executed by Original Mortgagor in favor of the Agent, recorded in the Middlesex County (South District) Registry of Deeds on June 28, 2007 in Book 49683 at Page 147, and filed with the Registry District as Document No. 1447375 (the “Original Assignment”);

(b) Subsequently, the Property was conveyed pursuant to the Conveyance Deed;

(c) Subsequently, the Borrower assumed the obligations under the Loan pursuant to the Assumption Agreement; and

(d) Subsequently, the Original Assignment was amended pursuant to a First Amendment to Assignment of Leases and Rents, dated July 23, 2008 and recorded with the Middlesex County (South District) Registry of Deeds at Book 51482, Page 60 and filed with the Registry District as Document No. 2008-00122284 (the Original Assignment, as assumed and amended, is referred to as the “Assignment”) from Borrower with respect to the Property.

B.                                     Tenant is the tenant under that certain lease (“Lease”) dated November     , 2009, made with Landlord, covering certain premises (“Premises”) at the Property as more particularly described in the Lease and in the “Notice of Lease” dated November   , 2009 which has been recorded with the Middlesex County (South District) Registry of Deeds at Book          , Page      .

C.                                     Lenders require that the Mortgage be and remain superior to the Lease and that Agent’s rights under the Assignment be recognized.

D.                                    Tenant requires as a condition to the Lease being subordinate to the Mortgage that its rights under the Lease be recognized.

E.                                      Agent, Landlord, and Tenant desire to confirm their understanding with respect to the Mortgage and the Lease.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the understanding by Tenant that Lenders shall rely hereon in maintaining the Loan, Agent, Landlord, and Tenant agree as follows:

1.                                       Subordination.  The Lease and the rights of Tenant thereunder are subordinate and inferior to the Mortgage and the Assignment and any amendment, renewal, substitution, extension or replacement thereof and each advance made thereunder, and to Agent’s right to enforce the Mortgage and the lien and security interest granted therein, as though the Mortgage and the Assignment, and each such amendment, renewal, substitution, extension or replacement were executed and recorded, and the advance made, before the execution of the Lease, all on the terms and conditions herein provided.

2.                                       Non-Disturbance and Recognition.  So long as Tenant is not in default (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent, (i) Tenant’s occupancy of the Premises shall not be disturbed by Agent in the exercise of any of its rights under the Mortgage during the term of the Lease, or any extension or renewal thereof made in accordance with the terms of the Lease; provided, however, Agent will have all the rights and remedies of the Landlord upon any default by Tenant under the Lease, (ii) Agent will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under the Mortgage, and (iii) upon succeeding to the interest of Borrower as Landlord under the Lease, except as provided in Sections 4 and 6 of this Agreement, Agent and Lenders shall recognize all of Tenant’s rights under the Lease, including, without limitation, all rights of rent offset set forth in the Lease and all rights under that certain Construction Escrow Agreement dated as of November   , 2009 by and between Landlord, Tenant and Lawyers Title Insurance Corporation, as escrow agent; provided, however, Agent’s obligations under the Lease and under the Construction Escrow Agreement shall be limited to obligations related to TIW (as such term is defined in the Lease) and, in connection therewith, Agent’s obligations are further limited to the amount allocated to, and available under, the Loan for TIW for the Premises that has not already been advanced.  Tenant and Borrower confirm and agree, upon succeeding to the interest of Borrower as Landlord under the Lease, Agent’s obligations under the Lease and under the Construction Escrow Agreement specifically exclude any obligations relating to the Base Building Work, the Connector Bridge and any other Landlord’s Work (as such terms are defined under the Lease).  Agent acknowledges that Tenant has self-help rights under the Lease relating to Landlord’s Work and the Connector Bridge, as described in Section 6 hereof; the right to draw funds for completion of Landlord’s Work and the Connector Bridge pursuant to the Construction Escrow Agreement; and a right of offset against rent under Section 3.10(C) of the Lease with respect to certain costs of completing the Connector Bridge; and Agent agrees that none of the foregoing shall impair Tenant in any manner in the exercise of those rights.

3.                                       Attornment and Certificates.  In the event Agent succeeds to the interest of Borrower as Landlord under the Lease, or if the Property or the Premises are sold pursuant to any foreclosure of the Mortgage, Tenant shall attorn to Agent, or a purchaser upon any such foreclosure sale, and shall recognize Agent, or such purchaser, thereafter as the Landlord under the Lease.  Such attornment shall be effective and self-operative without the execution of any further instrument.   Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of any holder(s) of any of the indebtedness or other obligations secured by the Mortgage, or upon request of any such purchaser, (a) any instrument or certificate which, in the reasonable judgment of such holder(s), or such purchaser, may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment, and (b) an instrument or certificate regarding the status of the Lease, consisting of statements, if true (and if not true, specifying in what respect), (i) that the Lease is in full force and effect, (ii) the date through which rentals have been paid, (iii) the duration and date of the commencement of the term of the Lease, (iv) the nature of any amendments or modifications to the Lease, (v) that no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Lease, and (vi) the dates on which payments of additional rent, if any, are due under the Lease.

4.                                       Limitations.  If Agent exercises any of its rights under the Assignment or the Mortgage, or if Agent shall succeed to the interest of Landlord under the Lease in any manner, or if any purchaser acquires the Property, or the Premises, upon or after any foreclosure of the Mortgage, or any deed in lieu thereof, Agent or such purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants and conditions of the Lease on Tenant’s part to be paid, performed or observed that the Landlord had or would have had if Agent or such purchaser had not succeeded to the interest of the present Landlord.  From and after any such attornment, Agent or such purchaser shall be bound to Tenant under all the terms, covenants and conditions of the Lease, and Tenant shall, from and after such attornment to Agent, or to such purchaser, have the same remedies against Agent, or such purchaser, for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord, if Agent or such purchaser had not succeeded to the interest of Landlord.  Provided, however, that Agent or such purchaser shall only be bound during the period of its ownership, and that in the case of the exercise by Agent of its rights under the Mortgage, or the Assignment, or any combination thereof, or a foreclosure, or deed in lieu of foreclosure, Agent’s liability under the Lease shall be limited to, and all Tenant claims shall be satisfied only out of, the interest, if any, of Agent, or such purchaser, in the Property, and Agent and such purchaser shall not be (a) liable for any act or omission of any prior landlord (including the Landlord); or (b) liable for or incur any obligation with respect to the construction of the Property or any improvements of the Premises or the Property; or (c) liable for or subject to any offsets or defenses which Tenant might have against any prior landlord (including the Landlord), except and only to the extent such offset or defense does not relate to monetary damages accruing as a result of any acts or omissions occurring before the period of Agent’s, or any such purchaser’s, ownership; provided however, that this limitation does not limit Tenant’s exercise of its rights to offset or defense under law and/or as expressly provided in the Lease; or (d) bound by any rent or additional rent which Tenant might have paid for more than the then current rental period to any prior landlord (including the Landlord); or (e) bound by any amendment or modification of the Lease that is made without Agent’s prior written consent; or (f) bound by any assignment of the Lease or any encumbrance of Tenant’s interest thereunder or any sublet thereunder (except if expressly permitted without Landlord’s consent under the terms of the Lease) that is made without Agent’s prior written consent; or (g) bound by or responsible for any security deposit not actually received by Agent; or (h) liable for or incur any obligation with respect to any breach of warranties or representations of any nature under the Lease or otherwise including without limitation any warranties or representations respecting use, compliance with zoning, landlord’s title, landlord’s authority, habitability and/or fitness for any purpose, or possession; or (i) liable for consequential damages.  The foregoing shall not, however:  (i) relieve Agent or such purchaser, of the obligation to remedy or cure any conditions at the Premises the existence of which constitutes a Landlord default under the Lease and which continue at the time of such succession or acquisition, provided, however, that Agent shall in no event be liable for actual damages caused by such conditions; or (ii) deprive the Tenant of the right to terminate the Lease for a breach of Landlord covenant which is not cured as provided for herein and in the Lease and as a result of which there is a material interference with Tenant’s permitted use and occupation of the Premises or any permitted business conducted therein; or (iii) deprive Tenant of accrued but unapplied rent offset rights, as set forth in the Lease, relating to periods prior to Agent’s or purchaser’s succession to the interest of Borrower as Landlord.

5.                                       Rights Reserved.  Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of:  (a) the Landlord under the Lease, or any subsequent Landlord, against the Tenant in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed; or (b) the Tenant under the Lease against the original or any prior Landlord in the event of any default by the original Landlord to pursue claims against such original or prior Landlord whether or not such claim is barred against Agent or a subsequent purchaser.

6.                                       Notice and Right to Cure.  Tenant agrees to provide Agent with a copy of each notice of default given to Landlord under the Lease, at the same time as such notice of default is given to the Landlord, and that in the event of any default by the Landlord under the Lease, Tenant will take no action to terminate the Lease (a) if the default is not curable by Agent (so long as the default does not interfere with Tenant’s use and occupation of the Premises), or (b) if the default is curable by Agent, unless the default remains uncured for a period of thirty (30) days after written notice thereof shall have been given, postage prepaid, to Agent at the address provided in Section 7 below; provided, however, that if any such default is such that it reasonably cannot be cured within such thirty (30) day period, such period shall be extended for such additional period of time as shall be reasonably necessary (including, without limitation, a reasonable period of time to obtain possession of the Property and to foreclose the Mortgage), if Agent gives Tenant written notice within such thirty (30) day period of Agent’s election to undertake the cure of the default and if curative action (including, without limitation, action to obtain possession and foreclose) is instituted within a reasonable period of time and is thereafter diligently pursued.  Agent shall have no obligation to cure any default under the Lease.  Provided, however, nothing in this Section 6 shall derogate from Tenant’s self-help rights as set forth in (i) Sections 3.10(B) and 3.10(C) of the Lease in connection with the Connector Bridge (as such term is defined in the Lease) and (ii) Sections 3.2(A) and 3.2(B) of the Lease in connection with Landlord’s Work (as such term is defined in the Lease).

7.                                       Notices.  Any notice or communication required or permitted hereunder shall be in writing, and shall be given or delivered:  (i) by United States mail, registered or certified, postage fully prepaid, return receipt requested, or (ii) by recognized courier service or recognized overnight delivery service; and in any event addressed to the party for which it is intended at its address set forth below:

To Agent:	Bank of America, N.A., as Agent
Mail Stop: RI 1 102 12 06
Suite 1200
111 Westminster Street
Providence, Rhode Island 02903
Attention: Commercial Real Estate Loan Administration

To Tenant:	Avid Technology, Inc.
One Park West
Tewksbury, MA 01876
Attention: Director of Real Estate
(if prior to Commencement Date under the Lease)

Avid Technology, Inc.
75 Network Drive
Burlington, MA 01803
Attention: Director of Real Estate
(if on or after Commencement Date under the Lease)

With a copy to:	WilmerHale
60 State Street
Boston, MA 02109
Attention: Paul Jakubowski, Esq.

or such other address as such party may have previously specified by notice given or delivered in accordance with the foregoing.   Any such notice shall be deemed to have been given and received on the date delivered or tendered for delivery during normal business hours as herein provided.

8.                                       Payment of Rent To Agent.  Tenant acknowledges that it has notice that the Lease and the rent and all sums due thereunder have been assigned to Agent as part of the security for the obligations secured by the Mortgage.  In the event Agent notifies Tenant of a default under the Loan and demands that Tenant pay its rent and all other sums due under the Lease to Agent, Tenant agrees that it will honor such demand and pay its rent and all other sums due under the Lease to Agent, or Agent’s designated agent, until otherwise notified in writing by Agent.  Borrower unconditionally authorizes and directs Tenant to make rental payments directly to Agent following receipt of such notice and Borrower further agrees that Tenant may rely upon such notice without any obligation to further inquire as to whether or not any default exists under the Mortgage or the Assignment and notwithstanding any notice from or claim of Borrower to the contrary.  Borrower shall have no right or claim against Tenant for or by reason of any payments of rent or other charges made by Tenant to Agent following Tenant’s receipt of any such notice.

9.                                       No Amendment or Cancellation of Lease.  As long as the Mortgage remains undischarged of record, Tenant shall not agree to amend or modify the Lease in any material respect, or agree to cancel or terminate the Lease or agree to subordinate the Lease to any other mortgage or deed of trust, without Agent’s prior written consent in each instance.

10.                                 No Waiver.  This Agreement does not:

(a)                                  constitute a waiver by Agent of any of its rights under the Mortgage or any of the other Loan Documents (as defined in the Mortgage); or

(b)                                 in any way release Borrower from its obligations to comply with the terms, provisions, conditions, covenants and agreements and clauses of the Mortgage and other Loan Documents.

11.                                 Borrower Compliance.  The provisions of the Mortgage remain in full force and effect and must be complied with by Borrower.

12.                                 Captions.  Captions and headings of sections are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions of this Agreement.

13.                                 Counterparts.  This Agreement may be executed in several counterparts each of which when executed and delivered is an original, but all of which together shall constitute one instrument.

14.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State where the Property is located.

15.                                 Entire Agreement.  This Agreement constitutes the entire agreement between Agent and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Agent as to the subject matter of this Agreement.

16.                                 Interaction with Lease and with Mortgage.  If this agreement conflicts with the Lease, then this Agreement shall govern as between the parties, including upon any attornment pursuant to this Agreement.  This Agreement supersedes, and constitutes full compliance with any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.

17.                                 Agent’s Rights and Obligations.  Except as expressly provided for in this Agreement, Agent shall have no obligations to Tenant with respect to the Lease.

18.                                 Amendments; No Oral Change.  This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.  This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest.

19.                                 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Agent, Lenders, Tenant and Borrower and their respective heirs, personal representatives, successors and assigns, and any purchaser or purchasers at foreclosure of the Property or any portion thereof, and their respective heirs, personal representatives, successors and assigns.

[Signatures on Following Page(s).]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as a sealed instrument, as of the date first above written.

AGENT:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

TENANT:

AVID TECHNOLOGY, INC.

By:
Name:
Title:

LANDLORD:

NETVIEW 5 AND 6 LLC,
a Delaware limited liability company

By:	NetView Investments LLC,
a Delaware limited liability company, its Manager

	By:	NetView Holdings LLC,
a Massachusetts limited liability company, its Manager

		By:	Nordblom Development Company, Inc.,
a Massachusetts corporation, its Manager

By:
Name:
Title:

[Acknowledgements on Following Page(s)]

STATE OF RHODE ISLAND

COUNTY OF PROVIDENCE

On the       day of February, 2009, before me,                                  , a Notary Public in and for said State, personally appeared                                            , a                                             of Bank of America, N.A., personally known to me, or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument and she acknowledged to me that she executed same in her authorized capacity, and that by her signature on the instrument the person, or entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public
Print Name:
My Commission Expires:

THE COMMONWEALTH OF MASSACHUSETTS

County of

On this day of                                    , 2009, before me, the undersigned notary public, personally appeared                                          , proved to me through satisfactory evidence of identification, which was 0 photographic identification with signature issued by a federal or state governmental agency, or 0 personal knowledge of the undersigned, to be the person whose name is signed on the preceding document, and acknowledged to me that he/she signed it voluntarily for its stated purpose and that it was the free act and deed of                                            .

Notary Public
Print Name:
My Commission Expires:

[Acknowledgements continue on Following Page]

THE COMMONWEALTH OF MASSACHUSETTS

County of

On this day of                              , 2009, before me, the undersigned notary public, personally appeared                              , proved to me through satisfactory evidence of identification, which was 0 photographic identification with signature issued by a federal or state governmental agency, or 0 personal knowledge of the undersigned, to be the person whose name is signed on the preceding document, and acknowledged to me that he/she signed it voluntarily for its stated purpose and that it was the free act and deed of                              .

Notary Public
Print Name:
My Commission Expires:

EXHIBIT A

Tract 1 (Unregistered Land)

That certain parcel of land located in Burlington, County of Middlesex, Commonwealth of Massachusetts, being Lot 6 as shown on that certain Subdivision Plan entitled, “Definitive Subdivision Plan, Sun Microsystems, Burlington, Massachusetts” prepared by Vanasse Hangen Brustlin, Inc., Date Issued: April 8, 1999, Latest Issue: June 7, 2000, recorded with the Middlesex County (South District) Registry of Deeds as Plan No. 672 of 2007, BUT EXCLUDING those certain three parcels of registered land shown as Lots 18, 19 and 20 thereon and upon Land Court Plan No. 29283D, which three parcels are included with Tract 3 as described below.

Said Lot 6 is particularly shown on Drawing Number C-4, Sheet 4 of 7 (entitled “Lotting Plan”) of such Definitive Subdivision Plan.

TOGETHER WITH the rights to pass and repass over Network Drive, and to use Network Drive for all purposes that streets and ways are commonly used in the Town of Burlington, Massachusetts, including installation and use of utilities, in common with all others lawfully entitled thereto including but not limited to rights in the Town of Burlington deriving from a Grant of Easement recorded in Book 28562, Page 151.

Together with the rights contained in that Declaration of Covenants and Cross Access and Easement Agreement by and among NetView 1, 2, 3, 4 and 9 LLC, NetView 5 and 6 LLC, NetView 7, 8 and 10 LLC and Bank of America, N.A., of even date herewith and recorded with the Middlesex County (South District) Registry of Deeds on or about the date hereof.

Tract 2 (Unregistered Land)

That certain parcel of land situated east of Route 3 in the Town of Bedford, County of Middlesex, Commonwealth of Massachusetts, being shown as the “Bedford” parcel on that certain Subdivision Plan entitled, “Definitive Subdivision Plan, Sun Microsystems, Burlington, Massachusetts” prepared by Vanasse Hangen Brustlin, Inc., Date Issued: April 8, 1999, Latest Issue: June 7, 2000, recorded with the Middlesex County (South District) Registry of Deeds as Plan No. 672 of 2007, being bounded and described as follows:

Beginning at a stone bound at the intersection of the easterly sideline of Route 3 and the Bedford Town Line, being the southeast corner of the parcel hereinafter described; thence

N 36° 48’26” W a distance of eight hundred fifty six and twenty six hundredths feet (856.26’) by said sideline to a point; thence

N 04° 15’37” E a distance of one hundred twelve and seventy one hundredths feet (112.71’) by said land now or formerly of Quincy Campanelli, L.L.C. to a point; thence

N 03° 39’10” E a distance of eighty three and thirty two hundredths feet (83.32’) by said land now or formerly of Quincy Campanelli, L.L.C. to a point; thence

N 16° 04’33” E a distance of one hundred ninety one and forty two hundredths feet (191.42’) by said land now or formerly of Quincy Campanelli, L.L.C. to a point; thence

N 15° 50’14” E a distance of three hundred eighty one and forty five hundredths feet (381.45’) by said land now or formerly of Quincy Campanelli, L.L.C. to a point; thence

S 78° 16’20” E a distance of two hundred fourteen and seven hundredths feet (214.07’) by said land now or formerly of Walford Company to a point; thence

S 70° 39’40” E a distance of two hundred fifty one and ninety three hundredths feet (251.93’) by Lot 22 of Land Court  29283D to a point; thence

S 14° 25’01” W a distance of one hundred twenty three and no hundredths feet (123.00’) by Lot 23 of Land Court 29283D to a point; thence

S 65° 34’30” E a distance of one hundred seventy nine and seventy eight hundredths feet (179.78’) by Lot 23 of Land Court  29283D to a point; thence

S 75° 34’59” E a distance of one hundred ninety six and no hundredths feet (196.00’) by Lot 23 of Land Court  29283D to a point; thence

Southwesterly a distance of approximately one thousand one hundred forty six feet (1146’+/-) by the Bedford Town Line to the point of beginning

Said parcel containing seven hundred sixty one thousand one hundred fifteen square feet of land, more or less (761,115+/- S.F.).

BUT EXCLUDING those certain five parcels of registered land shown as Lots 15, 16, 17, 25 and 26 thereon and upon Land Court Plan No. 29283D, which five parcels are included with Tract 3 as described below.

Said “Bedford” parcel is particularly shown on Drawing Number C-4, Sheet 4 of 7 (entitled “Lotting Plan”) of such Definitive Subdivision Plan.

TOGETHER WITH the rights to pass and repass over Network Drive, and to use Network Drive for all purposes that streets and ways are commonly used in the Town of Burlington, Massachusetts, including installation and use of utilities, in common with all others lawfully entitled thereto including but not limited to rights in the Town of Burlington deriving from a Grant of Easement recorded in Book 28562, Page 151.

Together with the rights contained in that Declaration of Covenants and Cross Access and Easement Agreement by and among NetView 1, 2, 3, 4 and 9 LLC, NetView 5 and 6 LLC, NetView 7, 8 and 10 LLC and Bank of America, N.A., of even date herewith and recorded with the Middlesex County (South District) Registry of Deeds on or about the date hereof.

Tract 3 (Registered Land)

Those certain parcels of land situated partially in Bedford and partially in Burlington in the County of Middlesex and said Commonwealth:

Being lots numbered as follows:

Lots 15 and 26, Sheet 1, as shown on plan hereinafter mentioned;

Lots 16 and 25, Sheet 2, on said plan; and

Lots 17, 18 and 19, Sheet 3, on said plan.

Also another certain parcel of land, situated in said Burlington, bounded and described as follows:

Northeasterly by land now or formerly of Warrenton Corporation, about sixty-eight feet;

Southwesterly by Vine Brook; and

Northwesterly by Lot 24 as shown on said plan hereinafter mentioned, fifty-five and 20/100 feet.

Said parcel is shown as Lot 20, Sheet 4, on said plan.

All of said boundaries, except the line of Vine Brook, are determined, by the Land Court to be located as shown on a subdivision plan, as approved by the Court filed in the Land Registration Office as Land Court Plan No. 29283D, a copy of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 718, Page 26, with Certificate 117576.

TOGETHER WITH the rights to pass and repass over Network Drive, and to use Network Drive for all purposes that streets and ways are commonly used in the Town of Burlington, Massachusetts, including installation and use of utilities, in common with all others lawfully entitled thereto including but not limited to rights in the Town of Burlington deriving from a Grant of Easement recorded in Book 28562, Page 151.